Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 3, 2026,

among

DPC HOLDINGS PLC,

as the Company,

DONCASTERS LIMITED, and

DONCASTERS INC.,

as Borrowers,

the OTHER BORROWERS from time to time party hereto,

the LENDERS from time to time party hereto

and

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

BANK OF CHINA,

ROYAL BANK OF CANADA,

NATWEST BANK,

COMMERZBANK AKTIENGESELLSCHAFT, LONDON BRANCH and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

and

BARCLAYS BANK PLC,

BANK OF CHINA,

ROYAL BANK OF CANADA and

NATWEST BANK,

as Joint Bookrunners

BARCLAYS BANK PLC,

as Documentation Agent

TABLE OF CONTENTS

i

ii

Schedules
Schedule 2.01	Commitments
Schedule 2.04	LC Commitments
Schedule 2.21	Swingline Commitments
Schedule 6.01	Scheduled Indebtedness
Schedule 6.02	Scheduled Liens

Exhibits
Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Borrower Joinder Agreement
Exhibit B-2	Form of Borrower Termination Agreement
Exhibit C	Form of Promissory Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Maturity Date Extension Request
Exhibit F	Form of Borrowing Request
Exhibit G	Form of Interest Election Request
Exhibit H-1	Form of US Tax Compliance Certificate for Non-US Lenders or Non-US Issuing Banks that are not Partnerships for US Federal Income Tax Purposes
Exhibit H-2	Form of US Tax Compliance Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
Exhibit H-3	Form of US Tax Compliance Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
Exhibit H-4	Form of US Tax Compliance Certificate for Non-US Lenders or Non-US Issuing Banks that are Partnerships for US Federal Income Tax Purposes

CREDIT AGREEMENT dated as of September 3, 2026 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among DONCASTERS LIMITED, a private company limited by shares incorporated in England & Wales under the number 00321992, as a Borrower (“Doncasters Limited”), DONCASTERS INC., a Delaware corporation, as a Borrower (“Doncasters Inc.”), DPC HOLDINGS PLC, a public limited company incorporated in Jersey, as the Company, the OTHER BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, and BARCLAYS BANK PLC, as Administrative Agent.

Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means any Borrowing comprised of ABR Loans.

“ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Revolving Borrowing” means any Revolving Borrowing comprised of ABR Loans.

“Accession Agreement” has the meaning set forth in Section 2.07(d).

“Acquisition” means any acquisition of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a subsidiary (direct or indirect) of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Administrative Agent” means Barclays, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, or any successor appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Barclays through which Barclays shall elect to perform any of its obligations in such capacity under the Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form or forms supplied by the Administrative Agent to the Borrower Agent or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution, (b) any UK Financial Institution, or (c) any other person that is subject to, or any of whose liabilities are capable of being affected by, any Bail-In Legislation.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means US Dollars, Euro and Sterling.

“Agreement” has the meaning set forth in the preamble.

“Aggregate Commitments” means, at any time, the aggregate amount of the Commitments of all the Lenders in effect at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of the Revolving Loans outstanding at such time, plus (b) the aggregate principal amount of the Swingline Loans outstanding at such time, plus (c) the total LC Exposure at such time, plus (d) the aggregate Ancillary Outstandings at such time.

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“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% per annum and (c) the Term SOFR for a one month Interest Period as published two US Government Securities Business Days prior to such day (or if such day is not a US Government Securities Business Day, the immediately preceding US Government Securities Business Day) plus 1.00% per annum. For purposes of clause (c) above, the Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero. If the Alternate Base Rate is being used as an alternate rate of interest with respect to Term SOFR pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement with respect to Term SOFR has been determined pursuant to Section 2.12(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR, as the case may be. Notwithstanding the foregoing, if the Alternate Base Rate determined as set forth above would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“AML Laws” has the meaning set forth in Section 10.13.

“Ancillary Commencement Date” means, with respect to any Ancillary Facility, the date (which must be a Business Day falling on or after the Effective Date and excluding the Business Day preceding the Maturity Date) on which such Ancillary Facility is first made available.

“Ancillary Commitment” means, with respect to any Ancillary Lender and any Ancillary Facility, the maximum applicable US Dollar Equivalent amount which such Ancillary Lender has agreed (whether or not subject to the satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility in accordance with Section 2.22 hereof to the extent such amount has not been cancelled or reduced under this Agreement or the Ancillary Documents relating to such Ancillary Facility.

“Ancillary Document” means each document or instrument relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any same day or short term loan facility in local currencies, (c) any foreign exchange facility, (d) any letter of credit, guarantee, indemnity and/or bonding facility, (e) any derivatives facility and/or (f) any other facility or financial accommodation that may be required in connection with the business of the Company and its subsidiaries and is agreed by the relevant Ancillary Lender.

“Ancillary Lender” means each Lender (or Affiliate of a Lender) that makes available an Ancillary Facility in accordance with Section 2.22.

“Ancillary Outstandings” means at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, the amount of the sum of the US Dollar Equivalent (as calculated by that Ancillary Lender) of the following amounts outstanding under such Ancillary Facility: (a) the principal amount owing under each overdraft facility and on-demand short term loan facility, (b) the face amount of each guaranty, bond and letter of credit provided or issued under such Ancillary Facility, (c) all net obligations owing to such Ancillary Lender under any derivatives facility and (d) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case (i) net of any Available Credit Balance and (ii) as determined by such Ancillary Lender acting reasonably in accordance with its normal banking practice and the terms of the relevant Ancillary Document.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, each as amended, and the rules and regulations thereunder, and other similar anti-corruption laws in any other jurisdiction where the Company or any of its subsidiaries conduct business.

“Applicable Funding Account” means, as to each Borrower with respect to any Borrowing, the account that shall be specified in the applicable Borrowing Request and that shall have been approved by the Administrative Agent.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses, and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal (including, without limitation, those pertaining to health, safety, the environment or otherwise).

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“Applicable Lending Office” means (a) with respect to any Lender or Ancillary Lender, the office(s) of such Lender specified as its “Lending Office” on Schedule 2.01, (b) with respect to any Person that becomes a Lender after the Effective Date, the office(s) of such Lender specified in the Assignment and Assumption or the Accession Agreement executed by such Person or (c) such other office(s) of such Lender as such Lender may hereafter designate from time to time as its “Lending Office(s)” by prior notice to the Borrower Agent and the Administrative Agent; provided that, other than following an Event of Default that has occurred and is continuing, (i) such designation will not cause a Borrower to be subject to the payment of additional amounts with respect to withholding taxes pursuant to Section 2.15 and (ii) such Lender would be, to the same extent as prior to such designation, an Eligible Assignee if such Lender were an assignee. A Lender may designate different Lending Offices for Loans to Borrowers in different jurisdictions.

“Applicable Parties” has the meaning set forth in Section 8.01.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that, for purposes of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, with respect to any Lender, the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time; provided further that if all the Commitments have expired or been terminated, the Applicable Percentages shall be determined on the basis of the Aggregate Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) from the Effective Date until the first Business Day following the date of the delivery of the financial statements pursuant to Section 5.01(a) for the fiscal quarter ending September 30, 2026, the Applicable Rate shall be determined by reference to Pricing Level 1 in the table below and (b) thereafter, as set forth in the table below, as determined based on the Total Net Leverage Ratio as of the end of the most recently ended Financial Covenant Testing Period for which the financial statements have been most recently delivered pursuant to Section 5.01(a) or 5.01(b) and the related Compliance Certificate has been delivered pursuant to Section 5.01(h), in each case, at least one Business Day prior to such day (it being understood that the first such adjustment shall be based on the Total Net Leverage Ratio as of September 30, 2026).

	Total Net Leverage Ratio	Facility Fee Rate (% per annum)	Term Benchmark/RFR Applicable Rate (% per annum)	ABR Applicable Rate (% per annum)
Level 6	> 3.00:1.00	0.375%	2.35%	1.35%
Level 5	>2.50:1.00 and < 3.00:1.00	0.350%	2.15%	1.15%
Level 4	>2.00:1.00 and < 2.50:1.00	0.325%	1.95%	0.95%
Level 3	>1.50:1.00 and < 2.00:1.00	0.300%	1.75%	0.75%
Level 2	>1.00:1.00 but < 1.50:1.00	0.275%	1.50%	0.50%
Level 1	< 1.00:1.00	0.250%	1.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day following the date on which the financial statements for the most recently ended Financial Covenant Testing Period and the related Compliance Certificate are delivered to the Administrative Agent pursuant to Section 5.01; provided that (x) if the Company has not delivered to the Administrative Agent any financial statements or Compliance Certificate required to have been delivered pursuant to Section 5.01, from and after the date such financial statements or Compliance Certificate were required to have been so delivered, the Applicable Rate shall automatically be determined by reference to Pricing Level 6 in the table above and shall continue to so apply to and including the first Business Day following the date such financial statements and related Compliance Certificate are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after any Event of Default under Article VII has occurred and is continuing, the Applicable Rate for Revolving Loans shall be determined by reference to Pricing Level 6 in the table above, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

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If any financial statements delivered pursuant to Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered pursuant to Section 5.01(h), shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at lower rates than those that were in fact applicable for any period (any such period, an “Applicable Interest Period”) (based on the actual Total Net Leverage Ratio), then, if such inaccuracy is discovered prior to the repayment in full of the principal of all Loans and the termination of all Commitments, (i) the Company shall, promptly after such determination of such inaccuracy, deliver to the Administrative Agent corrected financial statements and/or a corrected Compliance Certificate, as applicable, for the applicable period, (ii) thereafter, the Applicable Rate for the Applicable Interest Period shall be redetermined as if the Pricing Level for such higher Applicable Rate were applicable for such Applicable Interest Period and (iii) the Company shall, within five Business Days after receipt of an invoice from the Administrative Agent setting forth the amount of accrued interest and fees that should have been paid but was not paid as a result of such inaccuracy, pay to the Administrative Agent, for the account of the Lenders, such amount (it being understood that the Administrative Agent shall have no obligation to provide such invoice prior to the completion of the redetermination referred to above). Notwithstanding anything to the contrary in this Agreement, any such additional interest or fees hereunder shall not be due and payable until it is due and payable pursuant to this paragraph, and, accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not, in itself, constitute a Default or an Event of Default (whether retroactively or otherwise). Subject to the immediately prior sentence, nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Article VII.

“Applicable Time” means, with respect to any payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Borrower Portal” means any electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Electronic Platform” means IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system.

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays, Bank of China Limited, London Branch, Royal Bank of Canada, National Westminster Bank plc, Commerzbank Aktiengesellschaft, London Branch and Morgan Stanley Senior Funding, Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all the Commitments.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that borrower under that Ancillary Facility.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings), and (c) with respect to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan” has the meaning set forth in Section 10.04(i)(iii).

“Barclays” means Barclays Bank PLC.

“Benchmark” means, initially, with respect to any Loan denominated in any Agreed Currency, the Relevant Rate for Loans denominated in such currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (b) below:

(a)            in the case of any Loan denominated in US Dollars, the Daily Simple SOFR; or

(b)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Agent for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

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“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in US Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Foreign Currency Overnight Rate”, the definition of “Interest Period”, the definition of “RFR Business Day”, the definition of “US Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in consultation with the Borrower Agent may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent in consultation with the Borrower Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent in consultation with the Borrower Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower Agent in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

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(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under the other Loan Documents in accordance with Section 2.12.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit, health, welfare, pension, supplemental pension, deferred compensation, stock, share or other similar incentive compensation, retirement, post-retirement benefit and post-employment benefit and long-term incentive plans or arrangements, disability or any other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that, in any of the foregoing cases, are applicable to present or former employees or directors or officers, and individuals working on contract with any Borrower or any Material Subsidiary and are currently maintained, administered or participated in by any Borrower or any Material Subsidiary, or in respect of which any Borrower or any Material Subsidiary has any contribution obligation or other liability or contingent liability.

“Borrower” means (a) Doncasters Limited, (b) Doncasters Inc. and (c) each subsidiary of the Company that has become a Borrower as provided in Section 2.19, in each case under clause (c) above, other than any such Person that has ceased to be a Borrower as provided in Section 2.19.

“Borrower Agent” means Doncasters Limited.

“Borrower Communications” means collectively, any Borrowing Request, any Interest Election Request, any notice of prepayment, any notice of termination or reduction of Commitments, any notice requesting the issuance, amendment or extension of any Letter of Credit or any other notice, demand, communication, information, document or other material provided by or on behalf of any of the Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Loan Party to the Administrative Agent through an Approved Borrower Portal.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower within: (a) where a Lender or Issuing Bank is party hereto at such time as the first UK Borrower becomes a Borrower hereunder, 30 days from the date such UK Borrower becomes a Borrower hereunder, and (b) where a Lender or Issuing Bank becomes party hereto after the date on which the first UK Borrower becomes a Borrower hereunder, 30 days from the date of the relevant Assignment and Assumption, Accession Agreement or Issuing Bank Agreement executed by such Lender or Issuing Bank, as applicable, which contains the scheme reference number and jurisdiction of tax residence provided by the applicable Lender or Issuing Bank to such UK Borrower and the Administrative Agent.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit B-1.

“Borrower Termination Agreement” means a Borrower Termination Agreement substantially in the form of Exhibit B-2.

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“Borrowing” means (a) Revolving Loans of the same Type and currency and to the same Borrower made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect and (b) Swingline Loans made on the same date and to the same Borrower.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000, (b) in the case of a Borrowing denominated in Sterling, £1,000,000, (c) in the case of a Borrowing denominated in Euros, €1,000,000 and (d) in the case of a Borrowing denominated in any Designated Currency, the smallest amount of such Designated Currency that is an integral multiple of 100,000 units of such currency and that has a US Dollar Equivalent in excess of US$1,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$100,000, (b) in the case of a Borrowing denominated in Sterling, £100,000, (c) in the case of a Borrowing denominated in Euros, €100,000 and (d) in the case of a Borrowing denominated in any Designated Currency, 100,000 units of such Designated Currency.

“Borrowing Request” means a request by a Borrower for a single Borrowing in accordance with Section 2.03 or 2.21, which shall be substantially in the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that (a) when used in connection with any Term SOFR Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Loans referencing Term SOFR or any other dealings of any Loans referencing Term SOFR, the term “Business Day” shall also exclude any day that is not a US Government Securities Business Day, (b) when used in connection with a EURIBOR Loan or the calculation or computation of the EURIBOR, the term “Business Day” shall also exclude any day that is not a TARGET Day, (c) when used in connection with any RFR Loan denominated in any Agreed Currency and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of any RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day with respect to RFR Loans denominated in the applicable Agreed Currency, and (d) when used in connection with a Loan to, or Letter of Credit issued for the account of, any Borrower organized in a jurisdiction other than the United States of America or the United Kingdom, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower (including, for the avoidance of doubt, in any state (Bundesland) in which a Borrower has its seat) are authorized or required by law to remain closed.

“Capital Stock” means, with respect to any Person, any and all shares, units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred interest, any limited or general partnership interest, any beneficial interest in a trust and any limited liability company membership interest, but excluding (prior to the conversion thereof) any Debt that is convertible into any of the foregoing.

“Cash Collateralize” has the meaning set forth in Section 2.04(i).

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means, with respect to any CBR Loan at any time, the Applicable Rate that would be applicable at such time to the Loan that was converted into such CBR Loan in accordance herewith.

“Central Bank Rate” means the greater of (a) (i)(A) for any Loan denominated in Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto) or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (B) for any Loan denominated in Sterling, the Bank of England’s (or any successor thereto’s) “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (C) for any Loan denominated in any Designated Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion, plus (ii) the applicable Central Bank Rate Adjustment and (b) zero.

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“Central Bank Rate Adjustment” means, for any day, (a) for any Loan denominated in Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR for the five most recent Business Days: preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) for any Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Daily Simple SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest Daily Simple SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) for any Loan denominated in any Designated Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the Central Bank Rate shall be determined disregarding clause (a)(ii) of the definition of such term and (y) the EURIBOR on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.

“Change in Control” means an event or series of events by which at any time (a) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any Benefit Plan of the Company or its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the total voting power of the Capital Stock of the Company having the power, directly or indirectly, to elect members of the board of directors or equivalent governing body of the Company, or (b) any Borrower ceases to be a wholly-owned subsidiary (directly or indirectly) of the Company, unless at such time such other Borrower has no Obligations outstanding and has ceased to be a Borrower as provided in Section 2.19.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Tax Law” means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Lender became a Lender under this Agreement (as applicable) in any law, regulation or treaty (or in the interpretation, administration or application of any law, regulation or treaty) or any practice or concession of any relevant tax authority.

“Charges” has the meaning set forth in Section 10.18.

“Claims” has the meaning set forth in Section 2.16(c).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, to acquire participations in Letters of Credit and Swingline Loans hereunder, and to make available Ancillary Facilities pursuant to Section 2.22, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.07 or assignments by or to such Lender pursuant to Section 10.04. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01, and the amount of each Lender’s Commitment that becomes party hereto after the Effective Date is set forth in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or provided its Commitment, as the case may be. The aggregate amount of the Commitments on the Effective Date is US$325,000,000.

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“Commitment Increase” has the meaning set forth in Section 2.07(d).

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Administrative Agent or any Loan Party pursuant to any Loan Document which is distributed by or to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications, including through an Approved Electronic Platform.

“Company” means (i) DPC Holdings PLC, a public limited company incorporated in Jersey, or (ii) after the Effective Date, solely in connection with a redomiciliation of the Company from Jersey to another Specified Jurisdiction, any other Person or Persons resulting from such redomiciliation (“New Company”); provided that (a) such New Company directly or indirectly owns 100% of the equity interests of each Borrower, (b) New Company shall expressly assume all the obligations of DPC Holdings PLC under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Agent, (c) if reasonably requested by the Administrative Agent, an opinion of counsel covering matters reasonably requested by the Administrative Agent shall be delivered on behalf of the Company to the Administrative Agent, (d) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (e) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice (or such shorter period as the Administrative Agent may agree) of the proposed transaction and DPC Holdings PLC , New Company and the Borrower Agent shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or the Administrative Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Company, and (f) New Company shall be an entity organized or existing under the laws of a Specified Jurisdiction; provided, that if each of the foregoing is satisfied, DPC Holdings PLC shall, at the option of the Borrower Agent, be automatically released of all its obligations under the Loan Documents and any reference to “Company” in the Loan Documents shall refer to New Company.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“consolidated” means, when used with reference to any accounting term, the amount described by such accounting term, determined on a consolidated basis in accordance with GAAP, after elimination of intercompany items.

“Consolidated EBITDA” means, for any period, net earnings of the Company on a consolidated basis plus (i) without duplication and to the extent deducted in determining such net earnings, the sum of (A) income tax expense; (B) interest expense (including, to the extent accounted for as interest expense, interest relating to debt, pension and other post-employment benefit plans), amortization or write-off of Debt discount and Debt issuance costs and commissions, discounts and other fees, costs and charges associated with Debt (including the Loans); (C) depreciation and amortization expense, including amortization of identifiable intangible assets; (D) all amounts attributable to net other operating expense, including, without limitation, net losses on disposals of businesses and investments, equity in losses of associates or affiliates and deal costs associated with acquisitions; (E) all amounts attributable to net other finance expense, including, without limitation, losses from the redemption of Debt, expense on intercompany loans and dividends relating to changes in foreign currency exchange rates and losses on derivative instruments; (F) any extraordinary, unusual or non-recurring expenses, charges or losses (including restructuring charges and also including, whether or not includable as a separate item in the statement of net earnings for such period, losses on sales of assets outside of the ordinary course of business); (G) with respect to any discontinued operation, any loss resulting therefrom (excluding any ongoing stranded costs that remain in the continuing group after such discontinuation); (H) costs, expenses and charges relating to site closures, reorganizations and refinancings; (I) claims, settlements and litigation costs, fees, charges and expenses; (J) expenses, charges and losses in respect of long-term management incentive plans; (K) costs, fees, expenses and other charges relating to (i) IT development projects and similar projects and (ii) development of an upgraded ERP system; (L) losses in respect of debt modification; (M) impairment or reversal of disposal assets held for sale; (N) foreign currency net losses; (O) fees, costs and expenses relating to (i) the Transactions and (ii) the initial public offering of the Company; and (P) any other non-cash expense, charges or losses, including, without limitation, asset impairments, minus (ii) without duplication and to the extent included in determining such net earnings, the sum of any (A) income tax credits (to the extent not netted from income tax expense); (B) interest income; (C) all amounts attributable to net other operating income or gains, including, without limitation, net gains on disposals of businesses and investments and equity in gains or earnings of associates or affiliates; (D) all amounts attributable to net other finance income, including, without limitation, income on intercompany loans and dividends relating to changes in foreign currency exchange rates and income on derivative instruments; (E) extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of net earnings for such period, gains on the sales of assets outside of the ordinary course of business); (F) with respect to any discontinued operation, any gain resulting therefrom; and (G) any other non-cash income or gains, all as determined on a consolidated basis in accordance with GAAP and in each case, exclusive of the cumulative effect of foreign currency gains or losses.  Notwithstanding the foregoing, in calculating Consolidated EBITDA for any period, if the Company or any of its consolidated subsidiaries has made any Material Acquisition or Material Disposition during such period, Consolidated EBITDA for such period for testing compliance under Section 6.04 shall be calculated after giving pro forma effect thereto, in accordance with Section 1.04(b), as if such Material Acquisition or Material Disposition had occurred on the first day of such period.  As used in this definition, (1) “Material Acquisition” means any Acquisition or series of related Acquisitions that involves consideration of US$5,000,000 or more; and (2) “Material Disposition” means any sale, transfer, lease or other disposition or series of related sales, transfers, leases or other dispositions of property that either (x) constitutes all or substantially all of the Capital Stock or all or substantially all of the assets of any subsidiary of the Company or involves assets comprising all or substantially all of the assets constituting a business unit, division, product line or line of business of the Company or any of its subsidiaries or (y) yields gross proceeds to the Company or any of its subsidiaries of US$5,000,000 or more.

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“Consolidated Total Assets” means, as of any date of determination, the amount of total assets of the Company and its subsidiaries on a consolidated basis as set forth on the consolidated statement of financial position of the Company for the most recently ended four fiscal quarter period prior to such date for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or 5.01(b), in conformity with GAAP.

“Consolidated Total Interest Expense” means, for any period, the aggregate amount of interest expense of the Company and its subsidiaries determined on a consolidated basis in accordance with GAAP for such period, but excluding, however, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense, the amortization of original issue discount resulting from Indebtedness below par and any other amounts of non-cash interest, (b) any non-cash interest expense attributable to the mark-to-market valuation of obligations pursuant to Hedge Agreements, (c) any one-time cash costs associated with breakage costs in respect of Hedge Agreements, (d) premiums or fees associated with the early repayment of Indebtedness (including prepayment of outstanding Indebtedness on the Effective Date), (e) any “additional interest” owing pursuant to a registration rights agreement, (f) non-cash interest expense attributable to a parent entity resulting from push-down accounting, (g) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, and (h) any non-cash expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate stated amount of all Debt (net of cash and cash equivalents) of the Company and its consolidated subsidiaries as set forth on the Company’s consolidated statement of financial position as of such date prepared in accordance with GAAP, with the total amount of all such Debt increased or reduced, as the case may be, by the effect of all net monetary payment obligations/receivables of the Company or its subsidiaries in respect of Hedge Agreements (measured as the Hedge Agreement Termination Value thereof) which are related to such Debt.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Daily Simple SOFR” means, for any day (a “SOFR Interest Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five RFR Business Days prior to (a) if such SOFR Interest Day is an RFR Business Day, such SOFR Interest Day or (b) if such SOFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Interest Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR. If by 5:00 p.m., New York City time, on the second US Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding US Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), with respect to any Loan denominated in Sterling, an interest rate per annum equal to the greater of (a) SONIA for the day that is five RFR Business Days prior to (i) if such SONIA Interest Day is an RFR Business Day, such SONIA Interest Day or (ii) if such SONIA Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such SONIA Interest Day and (b) zero. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in RFR.

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“Debt” means, as of any date and with respect to any Person, all amounts that are classified as indebtedness (or a term of a similar import) on the consolidated statement of financial position of such Person as of such date as determined in accordance with GAAP.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days after the date required to be funded or paid, to (i) fund any portion of its Loans, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) fund any portion of its participations in any Letter of Credit or Swingline Loan or (iii) pay over to any Loan Party, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender any other amount required to be paid by it hereunder, (b) has notified any Loan Party, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent, such Issuing Bank, the Swingline Lender or such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it, (d) has become the subject of a Bankruptcy Event or (e) has, or has a Parent that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Loan Parties, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Currency” means any currency that (a) is freely transferable and convertible into US Dollars and (b) has been designated by the Administrative Agent as a Designated Currency at the request of the Borrower Agent and with the consent of each Lender and the Administrative Agent. If the Lenders and the Administrative Agent shall so elect, the designation of a currency as a Designated Currency may be limited to one or more of the Borrowers.

“Designated Gross Amount” means the amount notified by a Borrower to the Administrative Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Issuing Banks” means Barclays Bank PLC and Morgan Stanley Senior Funding, Inc.

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“Designated Net Amount” means the amount notified by a Borrower to the Administrative Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disqualified Institutions” means (a) any Person who is a competitor of the Company and its subsidiaries that are separately identified in writing by the Borrower Agent to the Administrative Agent from time to time and (b) any Affiliate of any Person described in clause (a) above that are either (1) identified in writing by the Borrower Agent from time to time (other than any bona fide debt fund affiliate) or (2) clearly identifiable as Affiliates solely on the basis of such Affiliate’s name. It is understood and agreed that (i) the foregoing provisions shall not apply retroactively to any Person if such Person shall have previously acquired an assignment or participation interest (or shall have previously entered into a trade therefor) prior thereto, but shall disqualify such Person from taking any further assignment or participation thereafter, (ii) each written supplement to the list of Disqualified Institutions after the Effective Date shall become effective two (2) Business Days after delivery thereof to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its sole discretion) and (iii) the Administrative Agent, upon prior request of any potential assignee or participant, may confirm, on a confidential basis, if a specified Person is on the list. For the avoidance of doubt, the list of Disqualified Institutions shall not include any Person that is a commercial bank, an existing Lender or an Affiliate or Approved Fund of an existing Lender.

“Documentation Agent” means the Person identified as such on the cover page of this Agreement.

“DQ List” has the meaning set forth in Section 10.04(i)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution or firm described in clause (a) above or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution or firm described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person, other than (a) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Lender, (c) the Company, its subsidiaries or any of its or their Affiliates or (d) a Disqualified Institution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated and rulings thereunder.

“ERISA Affiliate” means any Person which for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with the Borrowers, within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 404l(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by any Borrower or an ERISA Affiliate from a Multiemployer Plan during a plan year for which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (e) the failure by any Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which results in a lien pursuant to Section 303(k) of ERISA; (f) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan by the PBGC; or (g) the insolvency within the meaning of Section 4205 of ERISA of a Multiemployer Plan in connection with which any Borrower or an ERISA Affiliate shall incur any liability.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Screen Rate” means a rate per annum equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of such rate) for the applicable period displayed (before any correction, recalculation or republication by the administrator) on the Thomson Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Thomson Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the EURIBOR Screen Rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes.

“EURIBOR” means, with respect to any Borrowing denominated in Euro for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Borrowing” means any Borrowing comprised of EURIBOR Loans.

“EURIBOR Loan” means a Loan that bears interest at a rate determined by reference to the EURIBOR.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the European Monetary Union Legislation.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate determined by the Administrative Agent to be the spot rate for the purchase of US Dollars with such currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the Business Day immediately preceding such day of determination. Notwithstanding the foregoing provisions of this definition or the definition of “US Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.10(b), compute the US Dollar amounts of the LC Exposures attributable to Letters of Credit issued by it by reference to exchange rates determined using any reasonable method customarily employed by it for such purpose.

“Exchange Rate Date” means (a) with respect to any Loan denominated in any currency other than US Dollars, each of the following: (i) the date of the borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the date of the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), (b) with respect to any Letter of Credit denominated in any currency other than US Dollars, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month thereafter and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and (c) each other date that the Administrative Agent shall designate as an “Exchange Rate Date” at any time when an Event of Default exists.

“Excluded Subsidiary” means any of the following subsidiaries of the Company:

(a)           any subsidiary that is not a Material Subsidiary;

(b)           any subsidiary that is not a wholly-owned subsidiary of the Company;

(c)           any subsidiary organized in a non-Specified Jurisdiction and any subsidiaries of such subsidiary;

(d)           any other subsidiary (including subsidiaries organized in Specified Jurisdictions) with respect to which the guaranteeing of the Obligations could result in a material adverse tax consequence to the Company or any of its subsidiaries or any direct or indirect parent thereof as reasonably determined by the Borrower Agent in consultation with the Administrative Agent;

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(e)           captive insurance subsidiaries;

(f)            not-for-profit subsidiaries;

(g)           joint ventures;

(h)           any subsidiary that is a special purpose entity;

(i)            any subsidiary formed for the purpose of, and that solely engages only in one or more receivables financing facilities and other activities reasonably related thereto;

(j)            any broker-dealer subsidiaries;

(k)           subsidiaries for which guaranteeing the Obligations is (I) prohibited by law or require governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received; provided that there shall be no obligation to obtain such consent) or (II) contractually prohibited on the Effective Date or, following the Effective Date, the date of Acquisition of such subsidiary (so long as such prohibition is in effect on the date of such Acquisition and was not created in contemplation of such Acquisition);

(l)            any subsidiary where the burden or cost of obtaining a guarantee of the Obligations outweighs the benefit to the Lenders, as determined by the Administrative Agent and the Borrower Agent; and

(m)          any subsidiary acquired and financed with Indebtedness permitted to be incurred or assumed pursuant to this Agreement (and not incurred in contemplation of such Acquisition or investment) and any subsidiary thereof that guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such subsidiary from becoming a Subsidiary Guarantor and such prohibition is not created in contemplation of such Acquisition or investment.

“Existing ABL Facility Agreement” means that certain ABL Facilities Agreement originally dated March 3, 2020, as amended, restated, amended and restated, supplemented or otherwise modified from time to time including pursuant to that certain Second Amendment and Restatement Agreement, dated April 23, 2024, by and among Doncasters Limited, Doncasters Inc., Alloy Parent Limited, as the parent, Alloy Midco Limited, a limited company incorporated in Jersey, as the subordinated creditor, Dundee Pikco Limited, a company incorporated in England and Wales, as the company, certain affiliates of the Company as borrowers, certain affiliates of the Company as guarantors party thereto, Wells Fargo Capital Finance (UK) Limited, as the agent and the security agent, and the financial institutions as the lenders party thereto from time to time.

“Existing Term Loan Agreement” means that certain Credit Agreement, dated as of April 23, 2024, by and among Doncasters Limited, Doncasters Inc., Alloy Parent Limited, as holdings, the lenders party thereto, and GLAS Americas LLC, as the administrative agent and the collateral agent.

“Extension Closing Date” has the meaning set forth in Section 2.07(e).

“Extension Fee” has the meaning set forth in Section 2.07(e).

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any jurisdiction other than the United States of America, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, in each case which facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

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“Financial Covenant Testing Period” means the semi-annual period (i.e., June 30 and December 31) of the Company then last ended and for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered in respect of such period.

“Financial Officer” means, with respect to any Borrower, (a) the chief financial officer, principal accounting officer, treasurer, head of corporate finance, controller or assistant controller of such Borrower or (b) any other duly authorized officer of such Borrower that shall have been specified in a written notice from the Borrower Agent to the Administrative Agent.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the Effective Date, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Relevant Rate.

“Foreign Currency” means any currency other than US Dollars.

“Foreign Currency Overnight Rate” means, for any day, with respect to any currency, a rate per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the principal interbank market for such currency, as such rate is determined by the Administrative Agent by such means as the Administrative Agent shall determine to be reasonable; provided that, if the Foreign Currency Overnight Rate as so determined would be less than zero, the Foreign Currency Overnight Rate will be deemed to be zero.

“Foreign Subsidiary Holdco” means any Subsidiary which is organized under the laws of the United States that has no material assets other than the Capital Stock and, if any, Indebtedness of (1) one or more other Subsidiaries that are “controlled foreign corporations” as defined by Section 957 of the Code or (2) any other Foreign Subsidiary Holdco.

“GAAP” means, at any time, subject to Section 1.04(a), generally accepted accounting principles as in effect at such time in the United States or such other generally accepted accounting principles in the relevant Loan Party’s jurisdiction of incorporation, in each case applied in accordance with the consistency requirements thereof.

“Governmental Actions” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority, other than routine reporting requirements the failure to comply with which will not affect the validity or enforceability of this Agreement or any other Loan Document or have a material adverse effect on the transactions contemplated by this Agreement or any other Loan Document.

“Governmental Authority” means any nation or government, any state, province, municipality, region or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in any jurisdiction (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “net of any Available Credit Balance” in clause (a) of the definition of "Ancillary Outstandings" were deleted.

“Guarantee Agreement” means that certain Guarantee Agreement dated as of the date hereof, among the Subsidiary Guarantors party thereto and the Administrative Agent, together with all supplements thereto.

“Guarantee Limitations” means the limitations referred to in Section 17 (Guarantee Limitations) of the Guarantee Agreement.

“Hedge Agreement Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement and any collateral liabilities or assets relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out at termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include any Lender or any Affiliate of such Lender).

“Hedge Agreements” means any interest rate swap, commodity or equity swap, cap, floor or forward rate agreements or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to protect against fluctuations in interest rates or currency, commodity or equity values and any confirmations executed and any credit support provided in connection with any such agreements or arrangements.

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“HMRC DT Treaty Passport Scheme” means HM Revenue & Customs’ Double Taxation Treaty Passport Scheme, as modified from time to time.

“Increase Effective Date” has the meaning set forth in Section 2.07(d)(ii).

“Increasing Lender” has the meaning set forth in Section 2.07(d)(i).

“Indebtedness” means, for any Person, without duplication, (a) all Debt of such Person, (b) all reimbursement obligations (contingent or otherwise) in respect of outstanding letters of credit issued for the account of such Person and (c) all obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, any Debt or obligations of others of the kinds referred to above. Notwithstanding anything to the contrary set forth above, Capital Stock, including Capital Stock having a preferred interest, shall not constitute Indebtedness for purposes of this Agreement.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered to (b) Consolidated Total Interest Expense for the most recent four fiscal quarter period for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered.

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06, which shall be substantially in the form of Exhibit G or any other form approved by the Administrative Agent and the Borrower Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day following the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the applicable Borrower may elect (in each case, subject to the availability of such Interest Period for the applicable Benchmark for any Agreed Currency); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.12(b)(iv) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Borrowing.

“IRS” means the United States Internal Revenue Service.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of (a) Barclays Bank PLC, (b) Morgan Stanley Senior Funding, Inc. and (c) any other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.04(j) (other than any such Person that shall have ceased to be an Issuing Bank as provided in Section 2.04(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch (it being agreed that such Issuing Bank shall cause such Affiliate or branch to comply with the requirements of Section 2.04 with respect to such Letters of Credit).

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“Issuing Bank Agreement” has the meaning set forth in Section 2.04(j).

“ITA” means the United Kingdom Income Tax Act 2007.

“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.04 or in such Issuing Bank’s Issuing Bank Agreement. The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Borrower Agent, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20(c) of the LC Exposures of Defaulting Lenders in effect at such time.

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(d)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(e)	similar principles, rights and defences under the laws of any relevant jurisdiction; and

(f)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinion delivered under or in connection with this Agreement.

Notwithstanding anything to the contrary herein, the Legal Reservations shall apply only in respect of any Loan Party or other entity that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Lender-Related Person” means the Administrative Agent, the Documentation Agent, each Arranger, each Issuing Bank, the Swingline Lender and each other Lender, and each Related Party of any of the foregoing Person.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Ancillary Lender.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 10.05.

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“Leverage Increase Election” has the meaning set forth in Section 6.04(a).

“Leverage Increase Period” has the meaning set forth in Section 6.04(a).

“Liabilities” means any losses, claims, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset or any arrangement having a similar effect. For the purposes of this Agreement, a Person or any of its subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, finance lease or other title retention agreement relating to such asset.

“Limitation Acts” means the UK Limitation Act 1980 and the UK Foreign Limitation Periods Act 1984.

“Loan Documents” means this Agreement, each Borrower Joinder Agreement, each Borrower Termination Agreement, each fee letter, each agreement referred to in Section 2.07(d)(i) pursuant to which any Commitment Increase becomes effective, each Accession Agreement, the Guarantee Agreement, each document delivered to the Administrative Agent in accordance with Section 6.02 (if any), each Ancillary Document and, except for purposes of Section 10.01, each promissory note issued hereunder, each Issuing Bank Agreement and each written agreement (if any) between the Borrower Agent and any Issuing Bank related to the increase or decrease of such Issuing Bank’s LC Commitment.

“Loan Party” or “Loan Parties” means, at any time, the Company, each Borrower at such time and each Subsidiary Guarantor at such time.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Mandatory Restrictions” has the meaning set forth in Section 1.08.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Federal Reserve Board as in effect from time to time.

“Material Adverse Change” means (a) a materially adverse change in the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, (b) any material impairment of the ability of any Borrower to perform its Obligations under this Agreement or any other Loan Document, taken as a whole, or (c) any material impairment of the rights of, or remedies of, the Administrative Agent, the Lenders or the Issuing Banks under this Agreement or any other Loan Document.

“Material Subsidiary” means each subsidiary (directly or indirectly owned) of the Company (a) the total assets of which (determined on a consolidated basis for such subsidiary and its subsidiaries, but excluding all amounts attributable to other Excluded Subsidiaries and eliminating all intercompany items) equal 5.0% or more of the Consolidated Total Assets of the Company and its subsidiaries or (b) the consolidated revenues of which (determined on a consolidated basis for such subsidiary and its subsidiaries, but excluding amounts attributable to other Excluded Subsidiaries and eliminating all intercompany items) equal 5.0% or more of the consolidated revenues of the Company and its subsidiaries, in each case as of the last day of the most recently ended four fiscal quarter period for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered; provided that, if, at any time and from time to time after the Effective Date, subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such subsidiary’s subsidiaries, after excluding amounts attributable to other Excluded Subsidiaries and eliminating intercompany obligations) at the last day of such four fiscal quarter period for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered equal to or greater than 10.0% of the Consolidated Total Assets of the Company and its subsidiaries at such date or (y) total revenues (when combined with the revenues of such subsidiary’s subsidiaries, after excluding amounts attributable to other Excluded Subsidiaries and eliminating intercompany obligations) during such four fiscal quarter period for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered equal to or greater than 10.0% of the consolidated revenues of the Company and its subsidiaries for such period, in each case, determined in accordance with GAAP, then the Company shall designate in writing to the Administrative Agent one or more of such subsidiaries as “Material Subsidiaries” so that such condition no longer exists.

“Maturity Date” means September 3, 2029, as such date may be extended pursuant to Section 2.07(e); provided that if such date shall not be a Business Day, then the “Maturity Date” shall be the immediately preceding Business Day.

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“Maturity Date Extension Request” means a request by the Borrower Agent, in the form of Exhibit E hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.07(e).

“Maximum Rate” has the meaning set forth in Section 10.18.

“MNPI” means material information concerning the Company and its consolidated subsidiaries or its or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act of 1933, as amended. For purposes of this definition, “material information” means information concerning the Company and its consolidated subsidiaries or its or their securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrowers or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (a) is maintained for employees of the Borrowers or an ERISA Affiliate and at least one Person other than the Borrowers and their ERISA Affiliates or (b) was so maintained and in respect of which the Borrowers or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-US Issuing Bank” means, with respect to any Borrower that is a US Person, an Issuing Bank that is not a US Person.

“Non-US Lender” means, with respect to any Borrower that is a US Person, a Lender that is not a US Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if the NYFRB Rate determined as set forth above shall be less than zero, such rate shall be deemed to be zero for all purposes.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including the reimbursement of LC Disbursements and interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (c) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising with respect to any Ancillary Facility, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

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“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary taxes or any intangible, recording, filing or other similar taxes arising from any payment made under, from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, any Loan Document, but excluding (x) any Transfer Taxes (as defined in Section 2.15(a)(iii)) and (y) any such taxes that are Other Connection Taxes imposed with respect to an assignment other than an assignment made pursuant to Section 2.17(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by US-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the NYFRB Rate and (b) with respect to any amount denominated in any Foreign Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04(f).

“Participant Register” has the meaning set forth in Section 10.04(f).

“Payment” has the meaning set forth in Section 8.01.

“Payment Notice” has the meaning set forth in Section 8.01.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means, with respect to any Person, any of the following:

(a)           Liens for taxes, assessments or governmental charges not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(b)          Liens arising out of deposits in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits legislation;

(c)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of such Person’s business;

(d)          Liens imposed by law, such as mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of such Person’s business which secure the payment of obligations which are not past due or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are maintained on such Person’s books;

(e)           rights of way, zoning restrictions, easements and similar encumbrances affecting such Person’s real property which do not materially interfere with the use of such property;

(f)           Liens securing Debt otherwise permitted hereunder in an aggregate principal amount not exceeding the greater of (x) US$100,000,000 and (y) 10% of Consolidated Total Assets; provided, that to the extent that Indebtedness is outstanding in reliance on clause (j) of the definition of Permitted Subsidiary Indebtedness, the aggregate principal amount of Debt permitted to be secured under this clause (f) shall be reduced on a dollar-for-dollar basis;

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(g)           purchase money security interests for the purchase of equipment to be used in the Company’s and its subsidiaries’ business, encumbering only the equipment so purchased, and which secures only the purchase-money Indebtedness incurred to acquire the equipment so purchased;

(h)           any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

(i)            Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under clause (f) of Article VII;

(j)            licenses, leases or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the business of the Company or any of its subsidiaries;

(k)           Liens of sellers of goods, gas or oil to the Company and its subsidiaries arising under Article 2 of the Uniform Commercial Code or under other state statutes in the ordinary course of business, covering only the goods, gas or oil sold and covering only the unpaid purchase price for such goods, gas or oil and related expenses;

(l)            banker’s liens and similar liens (including rights of set-off) in respect of bank deposits;

(m)          Liens on the property or assets of any subsidiary of the Company in favor of the Company or any of its subsidiaries; provided that the aggregate principal amount of Debt secured by Liens permitted under this clause (m) over the assets of any Borrower or Subsidiary Guarantor in favor of any subsidiary of the Company that is not a Subsidiary Guarantor shall not exceed the greater of (x) US$50,000,000 and (y) 5% of Consolidated Total Assets at any time;

(n)           Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;

(o)           any Lien existing on any property or asset prior to the acquisition thereof (or the acquisition of, or merger, amalgamation or consolidation with, the Person owning such property or asset) by the Company or any of its subsidiaries, and any Lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such Liens; provided that, in each case, (i) such Lien is not created in contemplation of or in connection with such acquisition (or such merger, amalgamation or consolidation), (ii) such Lien does not apply to any other property or assets of the Company or any of its subsidiaries (other than fixtures and improvements on any such real property) and (iii) the principal amount of any Indebtedness secured by such Liens shall not be increased unless fitting within clause (f) above;

(p)          any Lien on any property or asset existing on the Effective Date, and any extensions, renewals, refinancings and replacements thereof, so long as (i) the principal amount of any Indebtedness secured by such Liens shall not be increased unless fitting within clause (f) above and (ii) any such Lien securing Indebtedness in excess of US$5,000,000 is set forth on Schedule 6.02;

(q)           all presently recorded restrictions, reservations, covenants, conditions and other instruments, other than liens and conveyances that affect the property; and

(r)           any other matters which may be disclosed by a current and accurate survey of the real properties of the Company or its subsidiaries and which do not materially and adversely affect the ability of the Company and its subsidiaries, directly or indirectly, to conduct the business as presently conducted.

“Permitted Subsidiary Indebtedness” means any of the following:

(a)           Indebtedness under this Agreement;

(b)           Indebtedness under any Hedge Agreements entered into in ordinary course and not for any speculative purposes;

(c)           Indebtedness owed to any financial institution in respect of intraday overdrafts and related liabilities arising from ordinary course treasury, depository or cash management services or in connection with any automated clearing house transfers of funds; provided that such Indebtedness is promptly repaid by the Company or a subsidiary of the Company;

(d)           Indebtedness arising from intercompany loans between the Company and any of its subsidiaries or between any of the subsidiaries of the Company, provided, however, that (i) in the case of any intercompany loans to any Loan Party, such Indebtedness is subordinated by its terms to the Obligations and (ii) the aggregate outstanding principal amount of Indebtedness owed to any Loan Party by any subsidiary of the Company that is not a Subsidiary Guarantor in reliance on this clause (d) shall not exceed the greater of (x) US$100,000,000 and (y) 10% of Consolidated Total Assets at any time;

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(e)            endorsements of instruments in the ordinary course of business and consistent with past practices of the Company and its subsidiaries;

(f)            Indebtedness arising in the ordinary course of business (and consistent with past practice of the Company and its subsidiaries) and owing to a financial institution providing netting services to such Person not related to borrowing of funds; provided that such Indebtedness is promptly repaid or otherwise extinguished by such Person;

(g)            Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business of the Company and its subsidiaries (and consistent with past practices of the Company and its subsidiaries);

(h)            Indebtedness existing on the Effective Date, or incurred pursuant to credit facilities existing on the Effective Date, and any extensions, renewals, refinancings or replacements in respect thereof, so long as (i) the principal amount thereof is not increased unless fitting within clause (j) below and (ii) any such Indebtedness in excess of US$5,000,000 is set forth on Schedule 6.01;

(i)            Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Company and its subsidiaries, in each case to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in their industry;

(j)            other Indebtedness in an aggregate principal amount not exceeding the greater of (x) US$100,000,000 and (y) 10% of Consolidated Total Assets at any time outstanding; provided, that to the extent any Liens securing Debt are in existence in reliance on clause (f) of the definition of Permitted Liens, the aggregate principal amount of Indebtedness permitted under this clause (j) shall be reduced on a dollar-for-dollar basis by the aggregate principal amount of such secured Debt; and

(k)            Indebtedness of any subsidiary of the Company incurred under any Ancillary Facility in accordance with Section 2.22, in an aggregate principal amount not exceeding the Ancillary Commitment in respect of such Ancillary Facility;

“Person” means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar release by the Federal Reserve Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Lender” means, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)	a Lender:

(i)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

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(ii)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	a Lender which is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	a Treaty Lender.

“Qualifying Material Acquisition” means any acquisition or similar investment consummated by the Company or any of its subsidiaries; provided that the aggregate cash consideration therefor (including indebtedness of the acquired Person (or the acquired business unit, division, product line or line of business) assumed by the Company or any of its subsidiaries in connection therewith or that is refinanced in connection therewith, all obligations in respect of deferred purchase price and all other cash consideration payable in connection therewith) exceeds US$38,750,000.

“Recipient” means (a) the Administrative Agent, (b) the Swingline Lender or any other Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 5:00 a.m., Chicago time, on the day that is two Business Days preceding the date of such setting, (b) if such Benchmark is EURIBOR, 11:00 a.m., Brussels time, two TARGET Days preceding the date of such setting, (c) if the RFR for such Benchmark is SONIA or (if applicable pursuant to Section 2.12) Daily Simple SOFR, then four RFR Business Days prior to such setting or (d) otherwise, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 10.04(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such Benchmark Replacement is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

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“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR, (c) with respect to any RFR Borrowing denominated in Sterling, the Daily Simple SONIA or (d) with respect to any RFR Borrowing denominated in US Dollars (if applicable pursuant to Section 2.12), the Daily Simple SOFR.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the Term SOFR Reference Rate and (b) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Required Lenders” means, at any time, Lenders (including Ancillary Lenders) having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures (including all Ancillary Outstandings) and unused Commitments at such time; provided that, for purposes of this definition, (a) the Revolving Credit Exposure of the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, (b) the unused Commitment of the Swingline Lender shall be determined without regard to any such excess amount and (c) the unused Commitment of, and the portion of the Revolving Credit Exposures (including all Ancillary Outstandings) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority or, with respect to any other Affected Financial Institution, any body which has authority to exercise any Write-Down and Conversion Powers in relation to it.

“Restricted Lender” has the meaning set forth in Section 1.08.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Lender’s outstanding Loans at such time, plus (b) such Lender’s LC Exposure at such time, plus (c) such Lender’s Swingline Exposure at such time, plus (d) the aggregate Ancillary Outstandings of such Lender at such time.

“Revolving Loan” has the meaning set forth in Section 2.01.

“RFR” means (a) with respect to any Loan denominated in Sterling, SONIA and (b) with respect to any Loan denominated in US Dollars (if applicable pursuant to Section 2.12), the Daily Simple SOFR.

“RFR Borrowing” means any Borrowing comprised of RFR Loans.

“RFR Business Day” means (a) for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) for any Loan denominated in US Dollars (if applicable pursuant to Section 2.12), a US Government Securities Business Day.

“RFR Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA or, if applicable pursuant to Section 2.12, the Daily Simple SOFR.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive territorial Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, the Zaporizhzhia region of Ukraine, the Kherson region of Ukraine, Cuba, Iran and North Korea) at such time.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person owned or controlled (as defined under applicable Sanctions) by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by

(i)            OFAC or the U.S. Department of State,

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(ii)            the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, or the Government of Canada.

“Single Employer Plan” means a “single employer plan”, as defined in Section 4001(a)(15) of ERISA, which is subject to Title IV of ERISA and which (a) is maintained for employees of the Borrowers or an ERISA Affiliate and no Person other than the Borrowers and their ERISA Affiliates or (b) was so maintained and in respect of which the Borrowers or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Borrowing” means any Borrowing comprised of SONIA Loans.

“SONIA Loan” means a Loan that bears interest at a rate determined by reference to the Daily Simple SONIA.

“Specified Default” means any event or condition that upon notice, lapse of time or both would become an Event of Default under any of clauses (a), (c)(i), (d), (e) or (k) of Article VII.

“Specified Jurisdiction” means (i) the United States of America or any state thereof or the District of Columbia, (ii) the United Kingdom or any jurisdiction thereof, (iii) Jersey and (iv) the Federal Republic of Germany.

“Specified Provision” has the meaning set forth in Section 1.08.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person, any Person of which more than 50% of the outstanding Capital Stock having ordinary voting power (irrespective of whether at the time Capital Stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity. Any reference herein to a “subsidiary” that does not identify the parent company of such subsidiary means a subsidiary of the Company. Notwithstanding the foregoing, for purposes of the definitions of “Consolidated EBITDA”, “Consolidated Total Assets”, “Consolidated Total Net Debt”, “Consolidated Total Interest Expense”, “Financial Covenant Testing Period”, “Interest Coverage Ratio” and “Total Net Leverage Ratio”, and for purposes of compliance with Sections 5.01(a), (b) and (h) and 6.04, any Person that would not otherwise constitute a subsidiary of the Company shall be deemed to be a “subsidiary” of the Company if the Company or any of its subsidiaries has sufficient control over such Person such that the financial results of such Person are consolidated with those of the Company in the Company's consolidated financial statements in accordance with GAAP.

“Subsidiary Guarantor” means each of the subsidiaries of the Company from time to time party to the Guarantee Agreement as a guarantor thereunder, including any such subsidiary that becomes a party thereto pursuant to Section 5.06, other than any such subsidiary that shall have ceased to be a party to the Guarantee Agreement in accordance with Section 10.20.

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“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Commitment” means the amount set forth opposite the Swingline Lender’s name on Schedule 2.21 hereto.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Swingline Lender, Swingline Loans made by the Swingline Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) in the case of the Swingline Lender, the aggregate principal amount of all Swingline Loans made by the Swingline Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means Barclays Bank PLC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set forth in Section 2.21.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system (or, if such system ceases to be operative, such other system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)            a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” shall mean a deduction or withholding for or on account of tax from a payment under this Agreement.

“Taxes” has the meaning set forth in Section 2.15.

“Term Benchmark Borrowing” means any Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” means a Loan that bears interest at a rate determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate) or the EURIBOR.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two US Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if such rate as so determined shall be less than zero, such rate shall be deemed to be zero.

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“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate).

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in US Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR has not occurred, then, so long as such day is otherwise a US Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding US Government Securities Business Day is not more than five US Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date of determination to (b) Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements described in Section 5.01(a) or (b) have been (or were required to be) delivered.

“Transaction Document” has the meaning set forth in Section 10.06(b).

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Loans, the use of the proceeds thereof, the issuance of the Letters of Credit, the creation of the guarantees provided for herein and in the other Loan Documents, the refinancing and termination of the Existing ABL Facility Agreement and the Existing Term Loan Agreement and the other transactions contemplated hereby.

“Treaty Lender” means a Lender which: (i) is treated as a resident of a Treaty State for the purposes of the Treaty; (ii) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loans is effectively connected; and (iii) meets all other conditions in the Treaty and/or under the laws of the United Kingdom (subject to the completion of any necessary procedural formalities) for full exemption from United Kingdom taxation on interest which relate to the Lender.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR (other than solely as a result of clause (c) of the definition of Alternate Base Rate), the EURIBOR, the Alternate Base Rate, the Daily Simple SONIA or, if applicable pursuant to Section 2.12, the Daily Simple SOFR.

“UK Borrower” means any Borrower that is a subsidiary of the Company that is incorporated or otherwise organized under the laws of England and Wales.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“US Borrower” means any Borrower that is a subsidiary of the Company that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

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“US Dollars” or “US$” means the lawful currency of the United States of America.

“US Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate” has the meaning set forth in Section 2.15(f)(ii)(B)(3).

“USA Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 109-177 (signed into law March 9, 2009), as amended from time to time.

“VAT” means any value added tax, including value added tax as provided for in the United Kingdom Value Added Tax Act 1994, and any other tax of a similar nature, including such tax as may be levied in accordance with, but subject to derogation from, EC Directive 77/388/EEC.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers, and (c) in relation to any other applicable Bail-In Legislation, (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “Term Benchmark Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein and unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement or any other Loan Document) herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments as set forth in this Agreement) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. A Borrower “repaying” or “prepaying” Ancillary Outstandings means: (a) that Borrower providing cash cover in respect of the Ancillary Outstandings solely with respect to any Ancillary Facility that is either a bilateral letter of credit facility or a bonds, guarantees or indemnities facility, provided that, in determining the amount of the Ancillary Commitment available to be utilized and an Ancillary Lender’s proportion of a proposed bilateral letter of credit or other instrument to be issued under an Ancillary Facility for the purposes of this Agreement, the available Ancillary Commitment of an Ancillary Lender will be calculated ignoring any cash cover provided for outstanding letters of credit, guarantees, bonds or indemnities issued under that Ancillary Facility; (b) the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or (c) the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility, and the amount by which the Ancillary Outstandings are repaid or prepaid under paragraph (a) and/or (b) above is the amount of the relevant cash cover, reduction or cancellation. A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an interest-bearing account in the name of the applicable Borrower and the following conditions being met: (a) the account is with the Ancillary Lender for which that cash cover is to be provided; (b) until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Ancillary Lender amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and (c) the applicable Borrower has executed a security document over that account, in form and substance satisfactory to the Ancillary Lender with which that account is held, creating a first ranking security interest over that account. An amount borrowed includes any amount utilized under an Ancillary Facility.

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Section 1.04. Accounting Terms; GAAP; Pro Forma Calculations.   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Agent notifies the Administrative Agent that the Borrower Agent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) the Administrative Agent, the Lenders and the Borrower Agent shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (and for no other purpose) and (ii) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value” as defined therein. Notwithstanding anything to the contrary, (i) notwithstanding any change in GAAP after December 31, 2018 that would require lease obligations that would be treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or finance leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definitions of Indebtedness, Debt and Consolidated Total Net Debt (and shall not be treated as indebtedness for any other purpose or financial definition in this Agreement) and (ii) any lease that would have been considered an operating lease under GAAP in effect as of December 31, 2018 shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, and obligations in respect thereof shall be excluded from the definitions of Indebtedness, Debt and Consolidated Total Net Debt (and shall not be treated as indebtedness for any other purpose or financial definition in this Agreement). Notwithstanding the foregoing, for purposes of calculating Consolidated EBITDA, any related cash payments and lease costs in respect of such operating leases shall continue to be included as a rental charge, in each case as they would have been reflected under GAAP in effect as of December 31, 2018.

(a)            All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition shall be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of the applicable period and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Debt, all in accordance with the transaction accounting adjustments and autonomous entity adjustments under Article 11 of Regulation S-X under the Securities Act.

Section 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing or Letter of Credit denominated in a currency other than US Dollars as of each applicable Exchange Rate Date, in each case using the Exchange Rate for such currency in relation to US Dollars, and each such amount shall be the US Dollar Equivalent of such Borrowing or Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall, upon request, notify the Borrower Agent and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing or Letter of Credit. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Section 6.04) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the Exchange Rate for the applicable currency in relation to US Dollars in effect on the date of such determination. For purposes of Section 6.04, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the annual and quarterly financial statements most recently delivered pursuant to Section 5.01 (or, prior to the first such delivery, the quarterly financial statements referred to in Section 3.05(a)).

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Section 1.06. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in US Dollars or any other currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Borrower, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service; provided that the foregoing shall not excuse the Administrative Agent from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by such Borrower that are caused by gross negligence or willful misconduct solely in the administration of matters set forth in this Section 1.06, as finally determined by a non-appealable judgment of a court of competent jurisdiction.

Section 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.08. Blocking Regulations. In relation to any Lender or Loan Party that is subject to the regulations referred to below (each, a “Restricted Lender” or “Restricted Loan Party”), any representation, warranty or covenant set forth herein that refers to Sanctions and/or a Sanctioned Person (each, a “Specified Provision”) shall (y) apply for the benefit of such Restricted Lender, or (z)  apply to, be given by or require compliance by such Restricted Loan Party, in each case of (y) or (z) only to the extent that application of such Specified Provision would not result in (i) a violation of, conflict with or liability (whether for such Restricted Lender or Restricted Loan Party or such entity’s directors, officers or employees) under EU Regulation (EC) 2271/96 (or any implementing law or regulation in any member state of the European Union or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom) or (ii) a violation of or conflict with section 7 German foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 German foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute (the “Mandatory Restrictions”). In the case of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitment and Revolving Credit Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

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Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans (each, a “Revolving Loan”) denominated in US Dollars, Sterling, Euro or Designated Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.09) (a) the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) exceeding the Aggregate Commitments or (b) the Revolving Credit Exposure of any Lender (including all Ancillary Outstandings) exceeding its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.   Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans of the same Type and currency and made to a single Borrower by the Lenders ratably in accordance with their respective Commitments after giving effect to any Ancillary Commitments outstanding at such time. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.21. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a)            Subject to Section 2.12, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of Term SOFR Loans, ABR Loans or (if applicable pursuant to Section 2.12) Daily Simple SOFR Loans (as the applicable Borrower may request in accordance with Article II), (ii) each Revolving Borrowing denominated in Sterling shall be comprised entirely of SONIA Loans and (iii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement or result in any obligation of the applicable Borrower to pay additional amounts pursuant to Section 2.15 or 2.18.

(b)            At the commencement of each Interest Period for any Term Benchmark Borrowing and at the time each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) any Term Benchmark Borrowing that results from a continuation of an outstanding Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) any Term Benchmark Borrowing or RFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Revolving Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Term Benchmark Borrowings and RFR Borrowings outstanding at such time.

(c)            Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Term Benchmark Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

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Section 2.03. Requests for Revolving Borrowings.   To request a Revolving Borrowing, the applicable Borrower shall deliver to the Administrative Agent a completed Borrowing Request signed by a Financial Officer of the applicable Borrower, (i) in the case of a Term Benchmark Borrowing denominated in US Dollars, not later than 12:00 p.m., New York City time, three US Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (iii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing and (iv) in the case of an ABR Revolving Borrowing (other than a Swingline Borrowing, which shall be requested in accordance with Section 2.21(b)), not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that if such request is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion. Each such Borrowing Request shall specify the following information for the single Revolving Borrowing requested thereby, in compliance with Section 2.02:

(i)            the Borrower requesting such Borrowing;

(ii)           the currency and the aggregate principal amount of such Revolving Borrowing;

(iii)          the date of such Revolving Borrowing, which shall be a Business Day;

(iv)          in the case of a Revolving Borrowing denominated in US Dollars, the Type of such Borrowing;

(v)           in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)          the Applicable Funding Account or, in the case of any ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)         in the case of a Borrowing by any Borrower that is not a US Borrower or a UK Borrower, the jurisdiction in which such Borrower is organized and the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

(b)            If no election as to the Type of Revolving Borrowing denominated in US Dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to a Term Benchmark Borrowing, then the applicable Borrower will be deemed to have selected an Interest Period of one month’s duration. Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this Section may be rejected by the Administrative Agent, and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Revolving Borrowing.

Section 2.04. Letters of Credit.   General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance by any Issuing Bank of Letters of Credit denominated in US Dollars, Sterling, Euro or any Designated Currency for its own account (or for the account of a subsidiary of the Company, so long as (x) such Borrower is a joint and several co-applicant, (y) if requested by the relevant Issuing Bank, such subsidiary shall have delivered to such Issuing Bank all documentation and other information that may be required by such Issuing Bank in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the information required by the USA Patriot Act and the Beneficial Ownership Regulation, and (z) if such subsidiary is not incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia, or the jurisdiction of organization of any other Borrower, the jurisdiction of organization thereof shall be reasonably satisfactory to the applicable Issuing Bank), or the amendment or extension of outstanding Letters of Credit, at any time and from time to time during the Availability Period, in each case in a form reasonably acceptable to the applicable Issuing Bank; provided that (i) no Issuing Bank that becomes such pursuant to paragraph (j) or (k) of this Section will be required to issue Letters of Credit denominated in any currency not set forth in such Issuing Bank’s Issuing Bank Agreement and (ii) no Issuing Bank will be required to issue Letters of Credit denominated in any Designated Currency. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Issuing Bank specified on Schedule 2.04 shall be required to issue commercial Letters of Credit.

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(a)            Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension (other than an automatic extension permitted pursuant to paragraph (c) of this Section) of an outstanding Letter of Credit), a Borrower shall hand deliver or email to an Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment or extension (but in no event less than (x) three (3) Business Days prior to the requested date of issuance, amendment or extension, in the case of a Letter of Credit to be denominated in US Dollars, and (y) five (5) Business Days prior to the requested date of issuance, amendment or extension, in the case of a Letter of Credit to be denominated in a currency other than US Dollars), a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and the currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall enter into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or submit a letter of credit application, in each case, on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower Agent and the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed US$50,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) will not exceed the Aggregate Commitments, and (iv) the Revolving Credit Exposure of each Lender (including all Ancillary Outstandings) will not exceed the Commitment of such Lender. No Issuing Bank shall be required to issue any Letter of Credit that provides for automatic increases in the stated amount thereof. If the Required Lenders notify the Issuing Banks that a Specified Default or an Event of Default exists and instruct the Issuing Banks to suspend the issuance, amendment or extension of Letters of Credit, no Issuing Bank shall issue, amend or extend (other than pursuant to an automatic extension permitted pursuant to paragraph (c) of this Section if such Issuing Bank no longer is entitled to give a notice of non-extension) any Letter of Credit without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such a notice agrees promptly to withdraw it at such time as it determines that no Specified Default or Event of Default exists).

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any Applicable Law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)            the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(b)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless a later date is agreed to in writing by the applicable Issuing Bank, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date. A Letter of Credit may provide for automatic extensions for additional periods of up to one year (or such longer period as may be agreed to in writing by the applicable Issuing Bank) subject to a right on the part of the applicable Issuing Bank to prevent any such extension from occurring by giving notice to the beneficiary during a specified period in advance of any such extension, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Maturity Date.

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(c)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded, including after the Maturity Date, to the applicable Borrower for any reason (each such payment to be made in the currency of the applicable LC Disbursement). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit, or the occurrence and continuance of a Default, or reduction or termination of all the Commitments, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the relevant Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation of and warranty of the Borrower Agent and the applicable Borrower deemed made pursuant to Section 4.02.

(d)            Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives notice of such LC Disbursement; provided that, in the case of an LC Disbursement in US Dollars such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If such Borrower fails to make such payment when due, the applicable Issuing Bank shall promptly notify the Administrative Agent thereof, and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the amount and currency of the payment then due from such Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice (and, in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 2:00 p.m., New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the applicable currency and in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

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(e)            Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of the ISP or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by Applicable Law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion but acting in good faith, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)            Disbursement Procedures. The applicable Issuing Bank shall, within the time allowed by the specific terms of such Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telephone (confirmed by email) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(g)            Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Loans and (ii) in the case of an LC Disbursement denominated in any other currency, a rate per annum equal to the applicable Foreign Currency Overnight Rate plus the Applicable Rate used to determine interest applicable to Term Benchmark Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

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(h)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Agent receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit (“Cash Collateralize”) in respect of each outstanding Letter of Credit issued for such Borrower’s account, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the applicable Issuing Bank, an amount in cash and in the currency of such Letter of Credit equal to 103% of the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid fees and interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (e) of Article VII. The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall, notwithstanding anything to the contrary in Section 2.16(b), be applied by the Administrative Agent to reimburse each applicable Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges of such Issuing Bank, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under the Loan Documents. If the Borrowers are required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral.

(i)            Designation of Additional Issuing Banks. From time to time, the Borrower Agent may, by notice to the Administrative Agent and the Lenders, designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrower Agent and the Administrative Agent, shall set forth the LC Commitment of such Lender and shall be executed by such Lender, the Borrower Agent and the Administrative Agent. From and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(j)            Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower Agent, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank (it being understood that such successor Issuing Bank shall be designated and appointed as an Issuing Bank hereunder in accordance with paragraph (j) of this Section). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower Agent or the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or be required to amend or extend any existing Letter of Credit.

(k)            Issuing Bank Reports. Each Issuing Bank shall report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions and amendments, all expirations and cancellations and all disbursements and reimbursements and (ii) such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

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(l)            LC Exposure Determination. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each Borrower and each Lender hereunder shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(m)            Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a subsidiary of the Company (other than a Borrower), or states that a subsidiary of the Company (other than a Borrower) is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such subsidiary in respect of such Letter of Credit, the applicable Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such subsidiary of the Company in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such subsidiaries.

Section 2.05. Funding of Borrowings.   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., New York City time to the account of the Administrative Agent most recently designated by such Administrative Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.21. The Administrative Agent will make such Loan proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(a)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan, but without duplication of interest otherwise payable by such Borrower hereunder in respect of the portion of the Borrowing represented by such amount. If the applicable Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any such payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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Section 2.06. Interest Elections.   Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Revolving Borrowing to a Revolving Borrowing of a different Type or to continue such Revolving Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement. A Borrower may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Revolving Borrowing and the Loans resulting from an election made with respect to any such portion shall be considered a separate Revolving Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(a)            To make an election pursuant to this Section, a Borrower shall deliver to the Administrative Agent a completed Interest Election Request signed by a Financial Officer on behalf of the applicable Borrower by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that if such request is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion. Each such Interest Election Request shall be irrevocable. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) convert any Borrowing denominated in any currency to a Type not available with respect to such currency pursuant to Section 2.02(b) or (iii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d).

(b)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          the Type of the resulting Borrowing; and

(iv)          if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)            If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a Term Benchmark Borrowing denominated in US Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Term Benchmark Borrowing denominated in Euro, such Borrowing shall become due and payable on the last day of such Interest Period.

(e)            Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and, other than in the case of an Event of Default under clause (e) of Article VII, the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing denominated in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) no outstanding Term Benchmark Borrowing denominated in Euro may be continued with an Interest Period of longer than one month.

Section 2.07. Termination, Reduction, Extension and Increase of Commitments.   Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(a)            The Borrower Agent may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in US Dollars and (ii) the Borrower Agent shall not terminate or reduce the Commitments if, after giving effect to such termination or reduction and to any concurrent payment or prepayment of Loans or LC Disbursements, the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) would exceed the Aggregate Commitments.

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(b)            The Borrower Agent shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section by delivery to the Administrative Agent of a written notice to that effect signed by a Financial Officer of the Borrower Agent at least three Business Days prior to the effective date of such termination or reduction (or such later date as shall be acceptable to the Administrative Agent), specifying such election and the effective date thereof; provided that if such notice is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Agent pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of other specified events, in which case such notice may be revoked, or the effective date of the termination or reduction may be extended, by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments.

(c)            The Borrower Agent may at any time and from time to time, by written agreement executed by the Borrower Agent and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, and delivered to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), cause new Commitments to be extended by the Increasing Lenders (or cause the Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than US$5,000,000) set forth in such agreement; provided that (A) the aggregate amount of all new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than US$150,000,000 after the Effective Date, (B) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Designated Issuing Banks (in each case, which approval shall not be unreasonably withheld, delayed or conditioned) and (C) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Borrower Agent (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable agreement delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement with an initial Commitment as specified in such Accession Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those described in Sections 4.01(b) and 4.01(c), giving effect to such increase, and (ii) on the effective date of such increase, the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied (without giving effect to the first parenthetical in Section 4.02(a) and with all references in such paragraphs to a Borrowing being deemed to be references to such increase and with the annual and quarterly financial statements referred to in Section 3.05(a) being deemed for this purpose to be the annual and, if applicable, quarterly financial statements most recently delivered pursuant to Section 5.01(a) or 5.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer, director or other authorized signatory of the Borrower Agent. Any new Commitments and increases in Commitments shall rank pari passu in right of payment with the existing Revolving Loans and Commitments hereunder, and such new Commitments and increases in Commitments shall be subject to the same terms (including maturity) and documentation as the existing Revolving Loans and Commitments hereunder (other than any fees paid with respect thereto which may be agreed between the Borrower Agent and the Increasing Lenders). Any new Commitments, increases in Commitments or Indebtedness incurred pursuant to this paragraph shall not have a maturity date earlier than the Maturity Date then in effect.

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(i)            On the effective date (the “Increase Effective Date”) of any increase in the Commitments pursuant to paragraph (d)(i) of this Section (a “Commitment Increase”), (A) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies), an amount equal to the difference between (x) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Revolving Borrowing then outstanding and (y) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each such Revolving Borrowing, (B) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds (in the applicable currencies) an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Revolving Borrowing then outstanding, (C) after the Administrative Agent receives the funds specified in clauses (A) and (B) above, the Administrative Agent shall pay to each Lender (in the applicable currencies) the portion of such funds that is equal to the difference between (x) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Revolving Borrowing then outstanding, and (y) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each such Revolving Borrowing and (D) each Lender shall be deemed to hold its Applicable Percentage of each Revolving Borrowing then outstanding (calculated after giving effect to the Commitment Increase). The payments made pursuant to clause (A) above shall be subject to compensation by the applicable Borrowers pursuant to the provisions of Section 2.14 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto.

(d)            The Borrower Agent may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the Lenders extend the Maturity Date for an additional period of one year, which request shall be submitted at any time after the Effective Date until (i) in the case of the first such request, the 24-month anniversary of the Effective Date and (ii) in the case of the second such request, the 36-month anniversary of the Effective Date; provided that (x) there shall be no more than two extensions of the Maturity Date pursuant to this paragraph since the Effective Date and (y) after giving effect to any such extension, the Maturity Date shall be no more than three years after the applicable Extension Closing Date (as defined below). For the avoidance of doubt, the Borrower Agent may submit the first such request and the second such request concurrently (including by delivery of a single Maturity Date Extension Request specifying both extensions) so long as each such request is submitted within the time periods specified in clauses (i) and (ii) above, respectively, and the proviso in the immediately preceding sentence is satisfied. The extension shall be effective automatically following submission of a Maturity Date Extension Request by the Borrower Agent without the consent of any Lender or the Administrative Agent (such date, the “Extension Closing Date”); provided, that if the Borrower Agent submits both such requests concurrently, each such request shall have its own Extension Closing Date occurring automatically following submission thereof. On the Extension Closing Date, as a condition to the effectiveness of the applicable extension of the Maturity Date, the Borrowers shall pay to the Administrative Agent, for the account of each Lender, a fee (the “Extension Fee”) equal to 0.15% of the aggregate amount of such Lender's Commitment as extended pursuant to each applicable Maturity Date Extension Request, which Extension Fee shall be fully earned and payable solely upon the effectiveness of such extension and shall not be refundable once paid. For the avoidance of doubt, a separate Extension Fee shall be payable in respect of each extension of the Maturity Date, including where the first and second requests are submitted concurrently or in a single Maturity Date Extension Request.

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Section 2.08. Repayment of Loans; Evidence of Debt.   Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of the applicable Lender, the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan of such Borrower made by the Swingline Lender on the earlier of the Maturity Date and the date that is the seventh day (or if such day is not a Business Day, the next succeeding Business Day) after such Swingline Loan is made, and (iii) on the Maturity Date, all Ancillary Outstandings of such Borrower outstanding on such date; provided that on each date that a Revolving Borrowing is made by any Borrower, such Borrower shall repay, or cause to be repaid, all Swingline Loans that were outstanding on the date such Revolving Borrowing was requested. Each Borrower will pay the principal amount of each Loan made to such Borrower and the accrued interest on such Loan in the currency of such Loan.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and currency of each such Loan, the Borrower to which such Loan was made and, in the case of any Term Benchmark Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof.

(c)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)            Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.09. Prepayment of Loans.   Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (d) of this Section.

(a)            If as a consequence of any currency fluctuation, the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) shall exceed 100%, but be less than 105%, of the Aggregate Commitments, then (i) on the last day of any Interest Period for any Term Benchmark Borrowing and (ii) on the last day of any month on which any ABR Borrowing or RFR Borrowing shall be outstanding, the applicable Borrowers shall prepay Loans and/or Ancillary Outstandings in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable. If the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) on any date shall exceed 100% of the Aggregate Commitments for any reason (or 105% of the Aggregate Commitments as a result of currency fluctuation), then the applicable Borrowers shall, not later than three Business Days after notice from the Administrative Agent stating that the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) on such date exceeds 100% (or 105%, as applicable) of the Aggregate Commitments, prepay one or more Borrowings and/or Ancillary Outstandings in an aggregate principal amount sufficient to eliminate such excess.

(b)            Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower Agent shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

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(c)            The Borrower Agent shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice signed by a Financial Officer, director or other authorized signatory on behalf of the Borrower Agent of any prepayment of a Borrowing hereunder (in each case or such shorter time as agreed to by the Administrative Agent) (i) in the case of a Term Benchmark Borrowing denominated in US Dollars, not later than 12:00 p.m., New York City time, three US Government Securities Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (iii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, three RFR Business Days before the date of such prepayment, (iv) in the case of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, on the date of such prepayment and (v) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m., New York City time, on the date of such prepayment; provided that if such request is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of an optional prepayment may state that such notice is conditioned upon the occurrence of an event specified therein, in which case such notice may be revoked, or modified to extend the date of the applicable prepayment, in each case, by the Borrower Agent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

Section 2.10. Fees.   Each Borrower agrees to pay, in US Dollars, to the Administrative Agent for the account of each Lender, a facility fee, which shall accrue at the Facility Fee Rate set forth in the definition of Applicable Rate on the unused daily amount of each Commitment of such Lender (and, for purposes of calculating such facility fee, the Swingline Loans and the Ancillary Commitments shall be disregarded as a utilization of the Commitments), during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the 15th day following such last day, commencing on the first such date to occur after the Effective Date, and accrued facility fees shall also be payable on the date on which the Commitments shall terminate. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(a)            Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate of 0.125% per annum, on the portion of the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of all the Commitments and the date on which there ceases to be any such LC Exposure, as well as each Issuing Bank’s customary and reasonable fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued in respect of Letters of Credit through and including the last day of March, June, September and December of each year shall be payable in arrears in US Dollars on the 15th day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Borrowers agree to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower Agent and the Administrative Agent.

(c)            The Borrowers agree to pay to the Administrative Agent, for the account of the Arrangers, fees in the amounts and at the times separately agreed between the Borrowers and the Arrangers.

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(d)            The rate and timing for payment of interest, commission, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the borrower of that Ancillary Facility based upon customary market rates and terms.

(e)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (in the case of the fees referred to in paragraphs (a), (b)(i), (c) and (d) of this Section) or to the Issuing Banks (in the case of the fees payable to them) for distribution, where applicable, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.11. Interest.   The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(a)            The Loans comprising each Term Benchmark Borrowing shall bear interest at (i) in the case of a Term Benchmark Borrowing denominated in US Dollars, the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate, and (ii) in the case of a Term Benchmark Borrowing denominated in Euro, the EURIBOR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)            The Loans comprising each RFR Borrowing shall bear interest at (i) in the case of an RFR Borrowing denominated in Sterling, the Daily Simple SONIA plus the Applicable Rate and (ii) in the case of an RFR Borrowing denominated in US Dollars (if applicable pursuant to Section 2.12), the Daily Simple SOFR plus the Applicable Rate.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or LC Disbursement, any fee or any other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan or LC Disbursement, 2% per annum plus the interest rate otherwise applicable to such Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.04(h), as applicable, or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Term SOFR, EURIBOR, Alternate Base Rate, Daily Simple SONIA, Daily Simple SOFR (if applicable pursuant to Section 2.12) or Foreign Currency Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12. Alternate Rate of Interest.   Subject to Section 2.12(b), if:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR or the EURIBOR, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SONIA or the Daily Simple SOFR, as applicable; or

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(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR or the EURIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Term Benchmark Borrowing for such Interest Period or (B) at any time, the Daily Simple SONIA or the Daily Simple SOFR, as applicable, will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any RFR Borrowing for the applicable currency;

then the Administrative Agent shall give notice thereof to the Borrower Agent and the Lenders (which may be by telephone) as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with Section 2.06 or a new Borrowing Request in accordance with Section 2.03, (A) in the case of Loans denominated in US Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (1) an RFR Borrowing denominated in US Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or 2.12(a)(ii) or (2) an ABR Borrowing if the Daily Simple SOFR is also the subject of Section 2.12(a)(i) or 2.12(a)(ii) and (B) in the case of Loans denominated in Euro or Sterling, any Interest Election Request that requests the continuation of any Borrowing as an affected Term Benchmark Borrowing and any Borrowing Request that requests an affected Term Benchmark Borrowing or an affected RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower Agent’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, as applicable, then until (x) the Administrative Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower (or the Borrower Agent on its behalf) delivers a new Interest Election Request in accordance with Section 2.06, (A) in the case of Loans denominated in US Dollars, (1) any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Loan denominated in US Dollars so long as the Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or 2.12(a)(ii) or (y) an ABR Loan if the Daily Simple SOFR is also the subject of Section 2.12(a)(i) or 2.12(a)(ii), and (2) any affected Daily Simple SOFR Loan shall, on such date, convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in Euro or Sterling, (1) any affected Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable currency plus the CBR Spread and (2) any affected RFR Loan shall, on the date of the Borrower Agent’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any such affected Loan shall, at the election of the applicable Borrower prior to such day, either (x) be converted to an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable affected Loan) or (y) be prepaid in full by the applicable Borrower on the day that the Borrower Agent receives notice thereof from the Administrative Agent (it being understood that if no election is made by the applicable Borrower by such day, the applicable Borrower shall be deemed to have selected clause (x)). Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan.

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(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” with respect to US Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(i)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right in consultation with the Borrower Agent to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(ii)            The Administrative Agent will promptly notify the Borrower Agent and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(iii)          Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR or the EURIBOR) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(iv)            Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) the applicable Borrower will be deemed to have converted any request for (1) an affected Term Benchmark Borrowing denominated in US Dollars into a request for a borrowing of or conversion to (x) an RFR Borrowing denominated in US Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) an affected RFR Borrowing denominated in US Dollars into a request for a borrowing of or conversion to an ABR Borrowing and (B) any request for any affected Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. Furthermore, if any Term Benchmark Loan or RFR Loan denominated in any currency is outstanding on the date of the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such currency is implemented pursuant to this Section 2.12, (A) in the case of Loans denominated in US Dollars, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) an RFR Borrowing denominated in US Dollars so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) any affected RFR Loan shall, on such date, convert to, and shall constitute, an ABR Loan and (B) in the case of Loans denominated in Euro or Sterling, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable currency plus the CBR Spread and (2) any RFR Loan shall, on the date of the Borrower Agent’s receipt of such notice, convert to, and shall constitute, a CBR Loan that bears interest at the Central Bank Rate for the applicable currency plus the CBR Spread; provided that, in each case of the foregoing clauses (1) and (2), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable currency cannot be determined, any such affected Loan shall, at the election of the applicable Borrower prior to such day, either (x) be converted to an ABR Loan denominated in US Dollars (in an aggregate principal amount equal to the US Dollar Equivalent (for this purpose, determined using the Exchange Rate on the date of determination) of the applicable affected Loan) or (y) be prepaid in full by the applicable Borrower on the day that the Borrower Agent receives notice thereof from the Administrative Agent (it being understood that if no election is made by the applicable Borrower by such day, the applicable Borrower shall be deemed to have selected clause (x)). Interest on any CBR Loan shall be payable, and principal of any CBR Loan shall be payable or prepayable, in each case, as would be applicable to the Loan that was converted into such CBR Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will be deemed to be zero.

Section 2.13. Increased Costs; Illegality. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of or credit extended by, any Lender or any Issuing Bank;

(ii)            subject any Recipient to any taxes (other than taxes referred to in paragraph (e) below), any taxes that are excluded from Taxes under Section 2.15(a)(ii) through (vi), and Connection Income Taxes), assessments or other charges on its loans, letters of credit or commitments, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender, any Issuing Bank or any applicable interbank market any other condition affecting this Agreement or Loans (other than taxes) made by such Lender or any Letter of Credit or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

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(c)            A certificate of a Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company, as the case may be, and the manner (with reasonable specificity) in which such amount or amounts have been calculated, as specified in paragraph (a) or (b) of this Section, shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Recipient the amount shown as due on any such certificate within 10 days after receipt thereof, unless the obligation to pay such amount is being contested by the Borrower Agent in good faith.

(d)            Failure or delay on the part of any Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate any Recipient pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Recipient notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Recipient’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            The foregoing provisions of this Section shall not apply to taxes on payments by the Borrowers hereunder, which shall be governed solely by Section 2.15.

(f)            Notwithstanding the foregoing, no Recipient shall be entitled to seek compensation for additional amounts or costs imposed pursuant to this Section (including, without limitation, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III) if it shall not be the general practice of such Recipient at such time to seek similar compensation (on a proportionate basis) under similar circumstances from other similarly situated investment grade borrowers under yield protection provisions in credit agreements with such borrowers that provide for such compensation (and, upon any request by such Recipient for payment, such Recipient shall so confirm to the Borrower Agent in writing).

(g)            If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund any Term Benchmark Loan, or to determine or charge interest rates based upon the Term SOFR or the EURIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower Agent and the Administrative Agent, (i) any obligation of such Lender to make, maintain or fund any such Term Benchmark Loan, or to continue any such Term Benchmark Loan or convert any ABR Loan into such a Term Benchmark Loan, or to determine or charge interest rates based upon the Term SOFR or the EURIBOR, as applicable, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to such component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Loans of such Lender to ABR Loans (the interest rate on which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the affected component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for this paragraph and will not, in the reasonable judgment of such Lender, otherwise be materially disadvantageous to it.

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Section 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether any such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith) or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any lost profit) attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, unless the obligation to pay such amount is being contested by the Borrower Agent in good faith.

Section 2.15. Taxes.    Subject to the other provisions of this Section, any and all payments made by or on account of any obligation of any Loan Party under this Agreement or under any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or any other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, (i) (A)  taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, imposed on the Administrative Agent, any Lender or any Issuing Bank by a jurisdiction under the laws of which such Person is organized or in which its principal office or, in the case of a Lender, its Applicable Lending Office is located or (B) Other Connection Taxes, (ii) in respect of a payment made by a UK Borrower, or by a Loan Party in respect of any amount due from a UK Borrower, a Tax Deduction on account of United Kingdom tax imposed by the United Kingdom if on the date the payment falls due (A) the payment could have been made to the relevant Recipient without a Tax Deduction if the Recipient had been a Qualifying Lender, but on that date that Recipient is not or has ceased to be a Qualifying Lender other than as a result of any Change of Tax Law; or (B) the relevant Recipient is a Qualifying Lender solely by virtue of clause (b) of the definition of "Qualifying Lender" and (x) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Recipient has received from the Loan Party making the payment or from the Borrower a certified copy of that Direction; and (y) the payment could have been made to the Recipient without any Tax Deduction if that Direction had not been made; or (C) the relevant Recipient is a Qualifying Lender solely by virtue of clause (b) of the definition of Qualifying Lender and (x) the relevant Recipient has not given a Tax Confirmation to the Borrower; and (y) the payment could have been made to the Recipient without any Tax Deduction if the Recipient had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or (D) the relevant Recipient is a Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Recipient without the Tax Deduction had that Recipient complied with its obligations under Section 2.15(h) below, (iii) any stamp duty, stamp duty reserve tax, registration or similar tax (“Transfer Taxes”) to the extent that such Transfer Taxes are payable (A) in respect of an assignment or transfer by a Lender of any of its rights and/or obligations under a Loan Document in accordance with Section 10.04 (Successors and Assigns), or (B) in respect of a voluntary registration or filing made by a Lender if such registration or filing is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Lender or obligations of any party under the Loan Document, (iv) in the case of any Lender or Issuing Bank, US Federal withholding taxes imposed on amounts payable to or for the account of such Lender or Issuing Bank pursuant to a law in effect on the date on which such Lender or Issuing Bank becomes a party to this Agreement or changes its Applicable Lending Office, except (A) if such Person becomes a party to this Agreement or changes its Applicable Lending Office at the request of the Borrower Agent under Section 2.17, or (B) to the extent that, pursuant to this Section 2.15, amounts with respect to such taxes were payable either to such Person's assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed its Applicable Lending Office, (v) taxes attributable to the failure of the Administrative Agent, any Lender or any Issuing Bank to comply with Section 2.15(f), and (vi) in the case of the Administrative Agent, each Lender and each Issuing Bank, US Federal withholding taxes imposed under FATCA (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities not excluded by the foregoing clauses (i), (ii), (iii), (iv), (v), or (vi), together with any interest, additions to tax or penalties applicable thereto and Other Taxes, being hereinafter referred to as “Taxes”). If any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent, any Lender or any Issuing Bank hereunder or under any other Loan Document or are required to be remitted by the Administrative Agent, any Lender or any Issuing Bank on account of such Taxes, the amounts so payable to the Administrative Agent, such Lender or such Issuing Bank shall be increased to the extent necessary so that after making all required deductions, withholdings or remittances of Taxes (including deductions, withholdings and remittances of Taxes applicable to amounts paid under this paragraph), the Administrative Agent, such Lender or such Issuing Bank receives a net amount equal to the full amount it would have received if no deduction, withholding or remittance had been made. A Loan Party shall as soon as reasonably practicable upon becoming aware that such Loan Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall as soon as reasonably practicable notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives any such notification from a Lender, it shall promptly notify the Loan Parties. Whenever any Taxes are payable with respect to amounts payable under this Agreement or any other Loan Document, as promptly as possible thereafter, the applicable Borrower shall send to the Administrative Agent, for its own account or for the account of the applicable Lender or Issuing Bank, a certified copy of an original official receipt received by such Borrower showing payment thereof. The Borrower shall promptly indemnify the Administrative Agent, each Lender and each Issuing Bank for the full amount of any Taxes payable or paid by the Administrative Agent, each Lender and each Issuing Bank, as applicable (including taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), and in each case, any reasonable expenses arising therefrom or with respect thereto, whether or not correctly or legally imposed or asserted.

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(b)            Any and all payments made under this Agreement or any other Loan Document which (in whole or in part) constitute consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply. If VAT is chargeable on any supply made by the Administrative Agent, any Lender or any Issuing Bank (the “VAT Supplier”) to a Borrower, the Administrative Agent, any Lender or any Issuing Bank (the “VAT Recipient”) in connection with this Agreement or any other Loan Document, the VAT Recipient shall pay to the relevant Governmental Authorities or to the VAT Supplier (as appropriate and in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. The VAT Supplier shall then promptly provide an appropriate invoice to such party.

(c)            If the Administrative Agent or a Borrower shall be required to deduct or withhold any taxes from payments received by it for the account of any Lender or Issuing Bank hereunder, it shall make such deductions and withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law (which, for purposes of this Section, includes FATCA). Each Lender or Issuing Bank shall indemnify the Administrative Agent (but, in the case of Taxes, only to the extent any Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligations of the Borrowers to do so), within 10 days after demand therefor, for the full amount of any taxes attributable to such Lender or Issuing Bank that are paid by the Administrative Agent, and any penalties, interest and reasonable expenses arising therefrom and with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender or Issuing Bank pursuant to this Agreement from any other source against any amount due to the Administrative Agent under this paragraph from such Lender or Issuing Bank.

(d)            If a Loan Party makes an increased payment pursuant to Section 2.15(a) above and the relevant Recipient determines acting in its sole discretion exercised in reasonable good faith that: (i) a Tax Credit is attributable to that payment or to a Tax Deduction in consequence of which that payment was required; and (ii) that Recipient has obtained and utilised that Tax Credit, in whole or in part, the Recipient shall pay an amount to the relevant Loan Party, net of all reasonable out-of-pocket expenses of the Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) which that Recipient determines, acting in its sole discretion exercised in reasonable good faith, will leave it (after that payment) in the same after-tax position as it would have been in had the payment not been required to be made by that Loan Party; provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event such Recipient is required to repay such Tax Credit to such Governmental Authority. This Section 2.15(d) shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the relevant Loan Party or any other Person.

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(e)            [Reserved].

(f)            Any Lender or Issuing Bank that is entitled to an exemption from, or reduction of, withholding tax with respect to any payment made under this Agreement or any other Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Issuing Bank, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), 2.15(f)(ii)(B) or 2.15(f)(ii)(D)) shall not be required if a Lender is not legally eligible to deliver or in the reasonable judgment of the Lender or Issuing Bank such completion, execution or submission would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(i)            Without limiting the generality of the foregoing, in the event that any Borrower is a US Person:

(A)          any Lender or Issuing Bank that is a US Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals or copies of executed originals of IRS Form W-9 certifying that such Lender or Issuing Bank is exempt from US Federal backup withholding tax;

(B)          any Non-US Lender or Non-US Issuing Bank shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender or Non-US Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Non-US Lender or Non-US Issuing Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals or copies of executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals or copies of executed originals of IRS Form W-8ECI or W-8EXP;

(3)            in the case of a Non-US Lender or Non-US Issuing Bank claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-US Lender or Non-US Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals or copies of executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

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(4)            to the extent a Non-US Lender or Non-US Issuing Bank is not the beneficial owner, executed originals or copies of executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender or Non-US Issuing Bank is a partnership and one or more direct or indirect partners of such Non-US Lender or Non-US Issuing Bank are claiming the portfolio interest exemption, such Non-US Lender or Non-US Issuing Bank may provide a US Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct or indirect partner;

(C)          any Non-US Lender or Non-US Issuing Bank shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender or Non-US Issuing Bank becomes a Lender or Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals or copies of executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from, or a reduction in, US Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or the Administrative Agent to determine withholding or deduction required to be made; and

(D)          if a payment made to a Lender or Issuing Bank under this Agreement or any other Loan Document would be subject to US Federal withholding tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender’s or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender and Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update or make available such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Administrative Agent Tax Forms. On or prior to the date on which it becomes a party to this Agreement and, thereafter, at the time or times reasonably required by the Borrower Agent, the Administrative Agent (and any successor Administrative Agent) shall act as the withholding agent under the Code with respect to payments made under this Agreement or any other Loan Document and shall deliver to the Borrower Agent such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent as will permit any payments by any Borrower under any Loan Document to the Administrative Agent for the account of the applicable Lenders to be made without withholding or at a reduced rate of withholding (and thereafter promptly upon expiration, obsolescence or a change in circumstances rendering any previously delivered form or certification inaccurate or incomplete), consistent with Section 2.15(f). In addition, if reasonably requested by the Borrower Agent, the Administrative Agent shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Agent as will enable the Borrowers to determine whether or not the Administrative Agent is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, on or prior to the date on which it becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower Agent: (i) if the Administrative Agent is a US Person, a duly executed and properly completed IRS Form W-9, or any successor form, certifying that it is exempt from or not subject to US federal backup withholding Tax; or (ii) if the Administrative Agent is not a US Person, a duly executed and properly completed IRS Form W-8IMY certifying that the Administrative Agent agrees to be treated as a "United States person" for the purposes of US federal withholding taxes. The Administrative Agent shall not be required to provide any documentation pursuant to this Section 2.15(g) that the Administrative Agent is legally ineligible to deliver.

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(h)            Subject to paragraph (h)(ii) below, each Treaty Lender and each UK Borrower that makes a payment to which such Lender is entitled shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for or on account of taxes imposed under the laws of the United Kingdom.

(i)            a Treaty Lender that is a party hereto as such at the time the first UK Borrower becomes a Borrower hereunder and which (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent;

(A)          a Treaty Lender which becomes a party hereto in such capacity after the day on which the first UK Borrower becomes a Borrower hereunder and which (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and set out such details in the Assignment and Assumption that it executes, and

(B)          upon satisfying either clause (A) or (B) above, as applicable, such Lender shall have satisfied its obligation under paragraph (h)(i) above.

(ii)            If a Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that if:

(A)          each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)          each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)           such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)           HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;

and in each case, such UK Borrower has notified such Lender in writing of the circumstances referred to in clause (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for or on account of taxes imposed under the laws of the United Kingdom.

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(iii)           If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (h)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of such Lender’s Commitment or its participation in any Loan, unless such Lender otherwise agrees.

(iv)          Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(v)           Each Lender shall promptly notify the UK Borrowers and Administrative Agent if it determines in its sole discretion that it has ceased to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.

(vi)          The agreements in this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all obligations under any Loan Document and the termination of this Agreement and the payment of the obligations hereunder and all other amounts payable hereunder.

(i)            Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required (i) in the case of amount payable in US Dollars, prior to 3:00 p.m., New York City time, or (ii) in the case of amounts payable in a Foreign Currency, prior to the Applicable Time specified by the Administrative Agent, in each case, on the date when due, in immediately available funds, without any defense, set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders to such account as shall be set forth in an Administrative Questionnaire provided by the Administrative Agent to the Borrower Agent from time to time, except that payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein shall be made directly to such parties and payments pursuant to Sections 2.13, 2.14, 2.15, 2.18 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(a)            If at any time insufficient funds are received by the Administrative Agent from any Borrower (or from the Borrower Agent or any other Loan Party as guarantor of the Obligations of such Borrower) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, Ancillary Outstandings, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees (including accrued and unpaid fees and interest in respect of the Ancillary Outstandings) then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal of the Loans, unreimbursed LC Disbursements and Ancillary Outstandings then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal and Ancillary Outstandings then due to such parties.

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(b)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of its Revolving Loans, participations in LC Disbursements, Swingline Loans or Ancillary Outstandings or accrued interest on any of the foregoing (collectively “Claims”) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Claims than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Claims of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of their respective Claims; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as it may be amended from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Claims to any Person that is an Eligible Assignee and (iii) the provisions of this paragraph shall not apply to any receipt or recovery by a Lender (or any Affiliate thereof) in its capacity as an Ancillary Lender at any time prior to the occurrence of an Event of Default; provided, further, that following the occurrence of an Event of Default, the provisions of this paragraph shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Designated Gross Amount of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount, as set forth in such Ancillary Facility. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(c)            Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Overnight Rate.

Section 2.17. Mitigation Obligations; Replacement of Lenders.   If any Lender requests compensation under Section 2.13 or 2.18, or if any Borrower is required to pay any Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts, with prior notice to the Borrower Agent, to designate a different lending office for funding or booking its affected Loans or other extensions of credit hereunder or to assign its affected rights and obligations hereunder to another of its offices, branches or Affiliates engaged in making loans if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13, 2.15 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense, would not be contrary to any general policy of such Lender and would not be otherwise materially disadvantageous to such Lender (as determined by such Lender in its good faith judgment). The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a)            If (i) any Lender requests compensation under Section 2.13 or 2.18, (ii) any Borrower is required to pay any Taxes or additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender or (iv) any Lender refuses to consent to any amendment or waiver of this Agreement or any other Loan Document requested by the Borrower Agent that requires the consent of all or all affected Lenders, and such amendment or waiver is consented to by the Required Lenders, then the Borrower Agent may elect to, (i) upon payment to such Lender of all amounts payable to it pursuant to clause (x) in the proviso below, cancel the Commitment of such Lender, provided that after giving effect to such payment and termination, the aggregate amount of Revolving Credit Exposures (including all Ancillary Outstandings) would not exceed the aggregate amount of Commitments, or (ii) at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04, including payment by the Borrower Agent of the processing and recordation fee referenced in Section 10.04(b)(ii)(D)), all its interests, rights (other than its existing rights to payment pursuant to Sections 2.13, 2.15 or 2.18) and obligations under the Loan Documents to an assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment); provided that (w) the Borrower Agent shall have received the prior written consent of the Administrative Agent, the Designated Issuing Banks and the Swingline Lender (in each case, in accordance with and subject to the restrictions contained in Section 10.04), (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (y) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or 2.18 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments and (z) in the case of an assignment under clause (ii) above, such assignment, together with any other assignments under such clause, will enable the Borrower Agent to obtain the approvals required for the obtaining of the requested amendment and waiver. A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Agent, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

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Section 2.18. Foreign Borrower Costs.   If the cost to (i) any Lender of making, converting to, continuing or maintaining or, in the case of a Swingline Loan, participating in, any Loan to (or of maintaining its obligation to make or participate in any such Loan), or the cost to any Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any such Letter of Credit) issued for the account of any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) or Issuing Bank is reduced) by an amount deemed by such Lender or Issuing Bank, as the case may be, to be material, by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States of America or the United Kingdom, such Borrower shall indemnify such Lender or Issuing Bank, as the case may be, for such increased cost or reduction within 15 days after demand by such Lender or Issuing Bank (with a copy to the Administrative Agent). A certificate of such Lender or Issuing Bank claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(a)            Each Lender and Issuing Bank will promptly notify the Borrower Agent and the Administrative Agent of any event of which it has knowledge that will entitle such Lender or Issuing Bank to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender or Issuing Bank obtains actual knowledge thereof; provided that (i) if any Lender or Issuing Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender or Issuing Bank shall, with respect to compensation payable pursuant to this Section in respect of any costs or reductions resulting from such event, only be entitled to payment under this Section for costs or reductions incurred from and after the date 45 days prior to the date that such Lender or Issuing Bank does give such notice and (ii) each Lender will designate a different Applicable Lending Office and each Issuing Bank will designate its Affiliates to issue Letters of Credit, in each case with prior notice to the Borrower Agent, if, in the judgment of such Lender or Issuing Bank, as applicable, such designation will avoid the need for, or reduce the amount of, such compensation, will not be contrary to any general policy of such Lender or Issuing Bank and will not be materially otherwise disadvantageous to such Lender or Issuing Bank or cause a Borrower to be subject to the payment of additional amounts pursuant to Section 2.15.

(b)            Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to compensation under this Section to the extent the increased costs or reductions suffered for which such Lender or Issuing Bank is claiming compensation have been or are being incurred at the time such Lender or Issuing Bank becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled immediately prior to the assignment to such Lender to receive compensation with respect to such increased costs or reductions suffered pursuant to this Section.

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(c)            The foregoing provisions of this Section shall not apply to taxes on payments by the Borrowers hereunder, which shall be governed solely by Section 2.15.

Section 2.19. Accession of Additional Borrowers. The Company may at any time and from time to time designate any subsidiary of the Company that is incorporated or otherwise organized under the laws of a Specified Jurisdiction other than the Federal Republic of Germany as a Borrower or, with the prior written consent of each Lender, any other subsidiary as a Borrower by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such subsidiary and by the Borrower Agent. Any subsidiary organized under the laws of the Federal Republic of Germany may be designated as a Borrower only with the prior written consent of each Lender. In the case of any such subsidiary requiring the prior written consent of each Lender to the designation thereof, upon receipt of such consent such subsidiary shall for all purposes of this Agreement be a Borrower and a party to this Agreement; and in the case of any other designated subsidiary, unless any Lender or Issuing Bank shall inform the Administrative Agent within 10 Business Days after the Administrative Agent makes available to the Lenders a copy of the applicable Borrower Joinder Agreement that it is unlawful for such Lender or Issuing Bank to make Loans or otherwise extend credit to such subsidiary as otherwise provided herein, at the end of such 10 Business Days period such subsidiary shall for all purposes of this Agreement be a Borrower and a party to this Agreement; provided that no subsidiary shall become a Borrower until each Lender and Issuing Bank shall have received all documentation and other information relating to such subsidiary required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, that shall have been requested by such Lender or Issuing Bank within five Business Days after the Administrative Agent makes available to the Lenders a copy of the applicable Borrower Joinder Agreement. Any subsidiary of the Company that is a Borrower may cease to be a Borrower hereunder upon such subsidiary or the Company executing and delivering to the Administrative Agent a Borrower Termination Agreement with respect to such subsidiary, whereupon such subsidiary shall cease to be a Borrower hereunder; provided that no Borrower Termination Agreement will become effective as to any subsidiary until all Loans made to such subsidiary shall have been repaid, all amounts payable by such subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under this Agreement by such subsidiary) shall have been paid in full and each Letter of Credit issued for the account of such subsidiary shall have been cancelled, terminated, backstopped or otherwise cash collateralized on terms and conditions reasonably satisfactory to the applicable Issuing Bank; provided further that such Borrower Termination Agreement shall be effective to terminate the right of such subsidiary to request or receive further extensions of credit under this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement or a Borrower Termination Agreement, the Administrative Agent shall make available a copy thereof to each Lender. Each Borrower hereby irrevocably appoints and authorizes the Borrower Agent to act as its agent and on its behalf in connection with each Borrower Joinder Agreement and each Borrower Termination Agreement, including to execute and deliver the same and to take all other action incidental thereto, and each Borrower agrees that the Administrative Agent, the Lenders and the Issuing Banks may rely conclusively on any such execution, delivery or action by the Borrower Agent as binding on such Borrower. Upon any subsidiary of the Company becoming a Borrower as provided in this Section, the guarantee of the Company under Article IX and the guarantee of each Subsidiary Guarantor under the Guarantee Agreement shall each apply to the Obligations of such Borrower automatically and without any further act, consent, confirmation or other action by, or notice to, the Company or any Subsidiary Guarantor.

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            the facility fee shall cease to accrue on the daily amount of the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

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(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Agent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below; it being agreed that any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)           the Commitments and Revolving Credit Exposure (including all Ancillary Outstandings) of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification which pursuant to Section 10.02 requires the consent of “each Lender”, “such Lender”, or “each Lender affected thereby”, except as otherwise provided in Section 10.02;

(d)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than (A) in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term, and (B) any portion of such LC Exposure attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.04(d) and 2.04(e)) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures (including all Ancillary Outstandings) plus such Defaulting Lender’s Swingline Exposure and LC Exposure would not exceed the sum of all Non-Defaulting Lenders’ Commitments and (y) such reallocation would not result in the Revolving Credit Exposure of any Non-Defaulting Lender (including all Ancillary Outstandings) exceeding such Non-Defaulting Lender’s Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay the portion of such Defaulting Lender’s Swingline Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated and (y) second, cash collateralize for the benefit of the applicable Issuing Banks the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above, but excluding any portion thereof referred to in the parenthetical in such clause (i)) in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii)            if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

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(iv)          if any portion of the Swingline Exposure or the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.10(a) and 2.10(b) shall be adjusted to give effect to such reallocation;

(v)           if all or any portion of such Defaulting Lender’s Swingline Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor reduced pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Swingline Lender or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender with respect to such Swingline Exposure or such portion thereof, as the case may be, shall be payable to the Swingline Lender until and to the extent that such Swingline Exposure is reallocated and/or reduced to zero; and

(vi)          if all or any portion of such Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to clause (i) above is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender, and any participation fees payable under Section 2.10(b), in each case, with respect to such LC Exposure or such portion thereof, as the case may be, shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and except to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)            so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure and LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.20(d), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank shall have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to make any Swingline Loan and such Issuing Bank shall not be required to issue, amend or extend any Letter of Credit unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the applicable Borrowers or such Lender satisfactory to the Swingline Lender or such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower Agent, the Swingline Lender and each Issuing Bank shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans and such of the funded participations in LC Disbursements and Swingline Loans of the other Lenders as the Administrative Agent shall determine to be necessary in order for such Lender to hold such Revolving Loans and such funded participations in accordance with its Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or modifications effected without its consent in accordance with the provisions of Section 10.02 and this Section during such period shall be binding on it).

The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.20 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, each Lender, each Issuing Bank, the Swingline Lender, the Company or any Borrower may at any time have against, or with respect to, such Defaulting Lender.

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Section 2.21. Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans (each, a “Swingline Loan”) denominated in US Dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result (after giving effect to any application of proceeds of such Swingline Loan pursuant to Section 2.09) in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Lender’s Swingline Commitment, (ii) the aggregate outstanding principal amount of the Swingline Loans exceeding US$50,000,000, (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments, and (iv) the Revolving Credit Exposure of any Lender (including all Ancillary Outstandings, and as the Swingline Lender) exceeding its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(a)            To request a Swingline Borrowing, the Borrower Agent shall deliver to the Administrative Agent a completed Borrowing Request signed by a Financial Officer, director or other authorized signatory of the Borrower Agent not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Borrowing; such Swingline Borrowing shall be requested solely in accordance with Section 2.21(b) and shall not be subject to Section 2.03(a); provided that if such request is delivered through an Approved Borrower Portal, then the foregoing signature requirement may be waived by the Administrative Agent in its sole discretion. Each such Borrowing Request shall be irrevocable and shall specify (i) the Borrower requesting such Swingline Borrowing, (ii) the aggregate principal amount of such Swingline Borrowing, (iii) the date of such Swingline Borrowing, which shall be a Business Day, (iv) the Applicable Funding Account and (v) in the case of a Borrowing by any Borrower that is not a US Borrower or a UK Borrower, the jurisdiction in which such Borrower is organized and the jurisdiction from which payments of the principal and interest on such Swingline Borrowing will be made. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent will advise the Swingline Lender of the details thereof and of the amount of the Swingline Loan to be made as part of the requested Swingline Borrowing. The Swingline Lender shall make the requested Swingline Borrowing available to the applicable Borrower by means of a credit to the Applicable Funding Account by 4:00 p.m., New York City time, on the requested date of such Swingline Borrowing.

(b)            The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate principal amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders under this paragraph), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower Agent of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

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Section 2.22. Ancillary Facilities. Any Lender may, upon the agreement of the Borrowers and such Lender, provide, directly or indirectly through one or more of its Affiliates, one or more Ancillary Facilities on a bilateral basis in place of all or a portion of such Lender's Commitment as an Ancillary Facility. During any period in which there are any Ancillary Commitments outstanding, for purposes of computing the obligation of Lenders to acquire, refinance or fund participations in Letters of Credit (including any Letters of Credit issued prior to the effectiveness of the relevant Ancillary Facilities) pursuant to Section 2.04 (and payment of fees under Section 2.10(b)), to make Revolving Loans under Section 2.01, to pay any facility fee pursuant to Section 2.10(a) or the reallocation of Defaulting Lender commitments among Non-Defaulting Lenders under Section 2.20, the "Applicable Percentage" for purposes of this Agreement shall (subject to Section 2.22(d) below) be determined by calculating (a) the Commitment of each Lender minus the aggregate principal amount of any Ancillary Commitments of such Lender, divided by (b) the total Commitments of all Lenders minus the aggregate principal amount of all Ancillary Commitments. Upon (i) the effectiveness of any Ancillary Facility, (ii) any increase or reduction in any Ancillary Commitment or (iii) the repayment in full, expiration, termination or cancellation of any Ancillary Facility (whether pursuant to Section 2.22(c) or otherwise), each Lender (including each Ancillary Lender) shall immediately and automatically adjust (by making or receiving, as the case may be, corresponding transfers of rights and obligations under the Loan Documents relating to their Aggregate Revolving Credit Exposure, including each Lender’s LC Exposure and Swing Exposure) the amounts outstanding to them to the extent necessary to ensure that after such transfers, the Aggregate Revolving Credit Exposure owing to each Lender bears the same proportion to the total Aggregate Revolving Credit Exposure owing to all Lenders as such Lender's Applicable Percentage of the total Commitments less the total Ancillary Commitments after giving effect to the effectiveness, increase, reduction or repayment in full, expiration or cancellation of such Ancillary Facility, as applicable.

(i)            The Borrower Agent may implement any Ancillary Facility by providing, not less than five Business Days (or such shorter period as the Administrative Agent may agree) prior to the Ancillary Commencement Date with respect thereto, notice to the Administrative Agent that such Ancillary Facility has been established and specifying:

(A)          the Ancillary Commencement Date for such Ancillary Facility and the scheduled expiration date thereof;

(B)          the type of such Ancillary Facility;

(C)          the Ancillary Commitment (including the maximum amount of such Ancillary Facility and the US Dollar Equivalent thereof) and, if such Ancillary Facility is a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount;

(D)          the proposed currency or currencies of such Ancillary Facility;

(E)           the identity of the relevant Ancillary Lender(s) (including whether such Ancillary Lender is a Lender or an Affiliate of a Lender); and

(F)           the identity of the proposed borrowers under such Ancillary Facility, which, for the avoidance of doubt, may be a subsidiary of the Company (including if it is an Affiliate of a Borrower pursuant to clause (h) of this Section 2.22).

(ii)            The Administrative Agent shall promptly notify the Lender proposing to provide such Ancillary Facility and the other Lenders of the establishment of any Ancillary Facility and, subject to the satisfaction of the requirements set forth in Section 2.22(b) below, (A) the relevant Lender (or its Affiliate if appointed pursuant to clause (g) of this Section 2.22) will constitute an Ancillary Lender and (B) such Ancillary Facility will be deemed to be made available hereunder, in each case as of the Ancillary Commencement Date.

(iii)            Notwithstanding anything to the contrary herein or in any other Loan Document (including Section 10.02 hereof), no amendment or waiver of any term of any Ancillary Facility shall require the consent of any Lender other than the relevant Ancillary Lender except to the extent that such amendment or waiver otherwise gives rise to a matter that would require an amendment of or waiver under this Agreement (including, for the avoidance of doubt, under this Section 2.22), in which case the provisions of Section 10.02 shall apply thereto.

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(b)            (i) Except as provided below in this Section 2.22, the terms of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the relevant borrowers under such Ancillary Facility; provided that such terms (A) may only allow the relevant borrowers under such Ancillary Facility to use the Ancillary Facility, (B) may not permit the amount of Ancillary Outstandings to exceed the Ancillary Commitment with respect to such Ancillary Facility, (C) may not allow the Ancillary Commitment of any Ancillary Lender to exceed the available Commitment of such Ancillary Lender (or its Affiliate) before taking into account the effect of the Ancillary Facility on the Commitments, (D) shall require that the Ancillary Commitment in respect of such Ancillary Facility will be reduced to zero, and that all Ancillary Outstandings will be repaid in full not later than the Maturity Date (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero); provided that, solely with respect to any Ancillary Facility that is either a bilateral letter of credit facility or a bonds, guarantees or indemnities facility, such Ancillary Outstandings may, in lieu of repayment in cash, be cash collateralized or backstopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Ancillary Lender, in each case in an amount equal to 100% of such Ancillary Outstandings (or such lesser amount as the applicable Ancillary Lender may agree), and (E) shall otherwise be based upon customary commercial terms at the time such Ancillary Facility is entered into (except as varied by this Agreement).

(ii)           If there is an inconsistency between any term of any Ancillary Facility and any term of this Agreement, this Agreement shall prevail, except for (A) the sentences of Section 2.11(f) that relate to the computations of fees and interest being made on the basis of a year of a certain number of days, which shall not prevail for purposes of calculating fees, interest, or commission relating to any Ancillary Facility, (B) any Ancillary Facility comprising more than one account, where the terms of the relevant Ancillary Documents shall prevail to the extent required to permit the netting of balances in respect of the relevant accounts and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case the relevant term of this Agreement shall be superseded by the terms of the relevant Ancillary Document to the extent necessary to eliminate the subject conflict or inconsistency.

(iii)          Notwithstanding anything to the contrary herein, in any other Loan Document or in any Ancillary Document, no breach of any representation, warranty, covenant or other term of (or default or event of default under) any Ancillary Document shall be deemed to constitute, or result in, a breach of any representation, warranty, covenant or other term of, or Default or Event of Default under, this Agreement or any other Loan Document unless such breach, default or event of default is also a breach of any representation, warranty or covenant in, or other term of, this Agreement, or a Default or Event of Default under Article VII.

(iv)          The rate and timing for payment of interest, commission, fees and other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the borrower of that Ancillary Facility based upon customary market rates and terms.

(c)            (i) Each Ancillary Commitment shall terminate on the Maturity Date or such earlier date on which its expiry date occurs or on which it is cancelled, in each case, in accordance with the terms of this Agreement.

(ii)            Upon the expiration of any Ancillary Facility in accordance with its terms, the Ancillary Commitment of the relevant Ancillary Lender shall be reduced to zero (and the available Commitment of such Ancillary Lender (or its Affiliates) shall be increased accordingly). Upon the making of one or more Revolving Loans as provided below in an amount sufficient to repay the Ancillary Outstandings under any Ancillary Facility in full, such Ancillary Facility shall be cancelled upon receipt by the relevant Ancillary Lender of the proceeds thereof.

(iii)            No Ancillary Lender may demand repayment, prepayment or cash collateralization of any amounts made available or liabilities incurred by it under any Ancillary Facility (except where the relevant Ancillary Facility is provided on a net limit basis to the extent required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings) unless (A) (x) the Maturity Date has occurred, (y) the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) has become immediately due and payable and all Commitments terminated in accordance with Article VII or (z) the final stated expiration date of the relevant Ancillary Facility occurs or (B) it becomes unlawful in any applicable jurisdiction for the relevant Ancillary Lender to perform its obligations under this Agreement or to fund, issue or maintain its participation in the relevant Ancillary Facility or (C) both the available Commitments and the notice period of the demand given by the relevant Ancillary Lender would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of a Revolving Loan; provided that the Ancillary Outstandings (if any) under the relevant Ancillary Facility may be refinanced in an equivalent amount by a Revolving Loan and the relevant Ancillary Lender (or its relevant Affiliate, if applicable) provides sufficient notice to permit the refinancing of such Ancillary Outstandings with a Revolving Loan and the relevant Borrower submits a Borrowing Request.

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(d)            The Borrowers and each Ancillary Lender agrees with and for the benefit of each Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by such Ancillary Lender shall not exceed the Ancillary Commitment applicable to such Ancillary Facility, (ii) where such Ancillary Facility is a Multi-account Overdraft, (x) the Ancillary Outstandings under such Ancillary Facility shall not exceed the Designated Net Amount applicable to such Multi-account Overdraft and (y) the Gross Outstandings shall not exceed the Designated Gross Amount applicable to such Ancillary Facility and (iii) with respect to any Ancillary Facility that comprises an overdraft facility in which a Designated Net Amount has been established, for the purposes of calculating compliance with the Designated Net Amount, the Ancillary Lender providing such Ancillary Facility shall only be obligated to take into account the credit balances which it is permitted to take into account by then applicable law and regulations relating to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes. Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Commitment is not less than its Ancillary Commitment (or the Ancillary Commitment of its Affiliates).

(e)            (i) Prior to the application of the provisions of clause (ii) below, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(ii)            If an Event of Default described in clause (e) of Article VII occurs, or if the Administrative Agent takes any action under Article VII to declare the Loans due and payable or to terminate the Commitments, each Lender (including each Ancillary Lender) shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to their Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) their claims in respect of amounts outstanding to them under this Agreement and each Ancillary Facility to the extent necessary to ensure that after such transfers, the claims relating to the Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) of each Lender (together with all accrued interest, fees and commission owed to it) bear the same proportion to the total Aggregate Revolving Credit Exposure (including all Ancillary Outstandings) as such Lender's Applicable Percentage of the total Commitments for all Lenders, each as at the date on which the Administrative Agent takes any action under Article VII or any such Event of Default occurs.

(iii)            If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under clause (ii) above, then each Lender (including each Ancillary Lender) will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to their Aggregate Revolving Credit Exposure and Ancillary Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(iv)          Any transfer of rights and obligations relating to Aggregate Revolving Credit Exposure and Ancillary Outstandings made pursuant to this Section 2.22(e) shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to such Aggregate Revolving Credit Exposure and Ancillary Outstandings.

(v)          All calculations to be made pursuant to this Section 2.22(e) shall be made by the Administrative Agent based upon information provided to it by the Lenders (including Ancillary Lenders) and the Exchange Rate.

(vi)          This Section 2.22 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility (x) which is not denominated (pursuant to the relevant Loan Document) in US Dollars, a currency which has been an Agreed Currency or in another currency which is acceptable to that Lender or (y) which would make the Revolving Credit Exposure of any Lender (including claims relating to an amount outstanding under an Ancillary Facility transferred pursuant to this Section 2.22) exceed such Lender's Commitment.

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(f)            The Borrower Agent and each Ancillary Lender shall, promptly upon the request of the Administrative Agent, provide the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the amount of Ancillary Outstandings and the amount of Ancillary Commitments of each Ancillary Lender) as the Administrative Agent may from time to time reasonably request (which information shall be subject to compliance with Section 10.12).

(g)           (i) Subject to the terms of this Agreement, an Affiliate of any Lender may become an Ancillary Lender, in which case such Lender and such Affiliate shall be treated as a single Lender whose Commitment is as set forth on Schedules 2.01, 2.04 or 2.21, as applicable, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender assumed its Commitment; it being understood that the relevant Lender's available Commitment will be reduced to the extent of the Ancillary Commitment of such Affiliate.

(ii)           To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Lender and not a party thereto, the relevant Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Loan Document.

(iii)          Each Ancillary Lender, in its capacity as such, hereby appoints the Administrative Agent as its administrative agent for purposes of the Loan Documents.

(h)            (i) Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Ancillary Lender, become a borrower with respect to an Ancillary Facility.

(ii)           If a Borrower ceases to be a Borrower under this Agreement, its Affiliates shall cease to have any rights under this Agreement or any Ancillary Document unless such Affiliate is an Affiliate of another Borrower under this Agreement at such time.

(iii)          Where this Agreement or any other Loan Document imposes an obligation on a borrower under an Ancillary Facility and the relevant borrower is an Affiliate of a Borrower which is not a party to such document, the relevant Borrower shall use reasonable efforts to ensure that the obligation is performed by its Affiliate.

(iv)         Any reference in this Agreement or any other Loan Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Loan Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Loan Document or Ancillary Document.

Article III

Representations and Warranties

The Company and each Borrower represents and warrants (on behalf of itself and, where applicable, each of its subsidiaries) to the Lenders (subject to the Legal Reservations applicable to the relevant Loan Party) that:

Section 3.01. Organization; Powers. Such Borrower and each Material Subsidiary (a) is an entity duly organized, incorporated, established, amalgamated, continued or formed, as the case may be, and is validly existing and (if and to the extent such concept exists under the laws of the jurisdiction of incorporation) in good standing under the laws of the jurisdiction of its incorporation, establishment, formation or organization, as applicable, and (b) is duly qualified to do business in, and is in good standing in, (in each case, if and to the extent such concept exists under the laws of such jurisdictions) all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary, except where failure to do so would not reasonably be expected to result in a Material Adverse Change. The Company, such Borrower and each Material Subsidiary have all requisite corporate (or other applicable) powers, capacity and authority to own or lease and operate its properties and to carry on its business as now conducted, except where failure to do so would not reasonably be expected to result in a Material Adverse Change.

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Section 3.02. Authorization; No Conflicts. The execution, delivery and performance by such Borrower of this Agreement and each other Loan Document to which it is a party, and the transactions contemplated thereunder, (a) are within such Borrower’s corporate (or other applicable) powers and have been duly authorized by all necessary corporate (or other applicable) action, (b) do not contravene (i) the Company’s or such Borrower’s certificate of incorporation, constitutive documents or by-laws, (ii) any material law, rule or regulation applicable to the Company or such Borrower or (iii) any material contractual obligation or legal restriction binding on or affecting the Company or such Borrower, and (c) will not result in or require the imposition of any Lien or encumbrance on, or security interest in, any property (including, without limitation, accounts or contract rights) of the Company or such Borrower, except as provided in this Agreement and any other Loan Document.

Section 3.03. Governmental Approvals. No Governmental Action is required for the execution or delivery by such Borrower of this Agreement or any other Loan Document to which it is a party or for the performance by such Borrower of its obligations under this Agreement or any other Loan Document other than those which have previously been duly obtained, are in full force and effect, are not subject to any pending or, to the knowledge of the Company or such Borrower, threatened appeal or other proceeding seeking reconsideration and as to which all applicable periods of time for review, rehearing or appeal with respect thereto have expired.

Section 3.04. Enforceability. This Agreement and each other Loan Document to which the Company or such Borrower is a party is a legal, valid and binding obligation of the Company or such Borrower, enforceable against the Company or such Borrower in accordance with its terms, subject to the Guarantee Limitations, the Legal Reservations applicable to such Loan Party and the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws of general application affecting rights and remedies of creditors generally.

Section 3.05. Financial Condition; No Material Adverse Change.   The Company’s consolidated statement of financial position and statements of income, comprehensive income, changes in equity and cash flow (i) as of and for the fiscal year ended December 31, 2025, audited and reported on by KPMG LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter ended June 28, 2026 as filed with, or furnished to, as the case may be, the Securities and Exchange Commission, present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(a)            Since December 31, 2025, no event, circumstance or change has occurred that constitutes or would reasonably be expected to result in a Material Adverse Change.

Section 3.06. Litigation and Environmental Matters.   There are no pending or, to the knowledge of such Borrower, threatened litigation or proceedings (including, without limitation, any environmental claims) affecting the Company, the Borrowers and their subsidiaries before any court, governmental agency or arbitrator (i) in respect of the Transactions or (ii) in respect of any other matters that would reasonably be expected to result in a Material Adverse Change.

(a)            The Company, the Borrowers and their subsidiaries are in compliance with all applicable environmental laws (including all permits and licenses required thereunder), other than such non-compliance that would not reasonably be expected to result in a Material Adverse Change (taking into consideration all fines, penalties and sanctions that may be imposed because of such non compliance) or to adversely affect the ability of such Borrower to perform its obligations under this Agreement or any other Loan Document to which such Borrower is a party. Neither the Company, any Borrower nor any subsidiary thereof has received from any Governmental Authority any notice of any material violation of any environmental law where the implications of such violation could reasonably be expected to result in a Material Adverse Change.

Section 3.07. Compliance with Laws. The extensions of credit hereunder and the use of the proceeds of the Loans and the Letters of Credit will comply with all provisions of Applicable Law in all material respects.

Section 3.08. Investment Company Status. Such Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 3.09. Margin Regulations. Neither the Company, any Borrower nor any subsidiary thereof is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Borrower will be used for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board. Not more than 25% of the consolidated assets of such Borrower and its subsidiaries, taken as a whole, consist of Margin Stock.

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Section 3.10. Disclosure. All information, reports or other papers or data produced by or on behalf of the Company or any subsidiary thereof and furnished to the Administrative Agent and the Lenders were, at the time the same were so furnished, complete and correct in all material respects when taken as a whole in light of the circumstances under which they were made; provided that, with respect to any projected financial information or other forward-looking information, the Borrowers only represent that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time.

Section 3.11. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Company and its subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Company and its subsidiaries and, to the knowledge of the Company and its subsidiaries, its and their respective officers, directors, employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any subsidiary or, to the knowledge of the Company or such subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person, except to the extent that dealings with such a Sanctioned Person are not restricted or prohibited for a Person required to comply with Sanctions or in a manner that would not result in a violation of any applicable Sanctions by the Company, any subsidiary or any Lender. No Borrowing or Letter of Credit, use of proceeds thereof or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or directly or, to the Company’s knowledge, indirectly violate any applicable Sanctions. For the avoidance of doubt, any Specified Provision in this Section 3.11 shall be subject to Section 1.08.

Article IV

Conditions

Section 4.01. Effective Date. This Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)            The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party and (ii) from each subsidiary that is not an Excluded Subsidiary, a counterpart of the Guarantee Agreement signed on behalf of such party (which, in each case, subject to Section 10.06(b), may include Electronic Signatures transmitted by emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page of this Agreement or the Guarantee Agreement, as the case may be).

(b)            The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) White & Case LLP, New York counsel to the Loan Parties, (ii) Douglas H. Mooneyham, LLC, as special Alabama counsel to the Loan Party organized in the State of Alabama, (iii) Allen Overy Shearman Sterling LLP, English counsel to the Lenders, (iv) White & Case LLP, German counsel to the Loan Parties (as to capacity of each Loan Party incorporated under the laws of the Federal Republic of Germany being a party to the Guarantee Agreement, to enter into the Guarantee Agreement), and (v) Carey Olsen Jersey LLP, Jersey counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Borrower Agent hereby requests such counsel to deliver such opinions.

(c)            The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and (if and to the extent such concept exists under the laws of its jurisdiction of incorporation) good standing of each Loan Party, the authorization and legality of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

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(d)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the president, a vice president, a Financial Officer, a director or other authorized signatory of the Borrower Agent, confirming that (i) subject to the Legal Reservations applicable to each relevant Loan Party, the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the Effective Date and (ii) on the Effective Date no Specified Default or Event of Default has occurred and is continuing.

(e)           The Administrative Agent shall have received all fees due and payable for the accounts of the Lenders, and the Administrative Agent and each Arranger shall have received all fees due and payable for its own account and reimbursement of all expenses reimbursable by the Borrowers, in each case, on or prior to the Effective Date, to the extent such fees and expenses have been documented and invoiced not fewer than two Business Days prior to the Effective Date.

(f)            The lending commitments under the Existing Term Loan Agreement shall have been terminated, the loans, interest, fees and other amounts outstanding or accrued thereunder, whether or not at the time due and payable, shall have been paid in full, or shall be paid in full on the Effective Date, and all guarantees and liens shall have been terminated and released.

(g)           The Administrative Agent and the Lenders shall have received all documentation and other information requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, not fewer than three Business Days prior to the Effective Date.

The Administrative Agent shall notify the Borrower Agent and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of an outstanding Revolving Borrowing), and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)            The representations and warranties of each Loan Party set forth in the Loan Documents (other than, after the Effective Date, those set forth in Section 3.05(b) or 3.06(a)) shall, subject to the Legal Reservations applicable to each relevant Loan Party, be true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality (or Material Adverse Effect), in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (except to the extent such representations and warranties by their terms relate to earlier dates in which case they shall be true and correct in all material respects (or, in the case of any representation or warranty already qualified by materiality (or Material Adverse Effect), in all respects) on and as of such earlier dates).

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Specified Default or Event of Default shall have occurred and be continuing.

Each Borrowing (other than any conversion or continuation of any Revolving Loan) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company and the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03. Initial Credit Events for New Borrowers. The obligations of the Lenders to make Loans to, and the obligations of the Issuing Banks to issue Letters of Credit for the account of, any subsidiary that becomes a Borrower as provided in Section 2.19 are subject to the satisfaction of the following conditions:

(a)            The Administrative Agent (or its counsel) shall have received such Borrower’s Borrower Joinder Agreement, duly executed by all parties thereto.

(b)            The Administrative Agent shall have received such documents and certificates (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization and legality of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

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The Administrative Agent shall notify the Borrowers and the Lenders of the satisfaction of the conditions set forth in paragraph (a) or (b) of this Section, and such notice shall be conclusive and binding.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, and all Ancillary Facilities have expired or been terminated and all Ancillary Outstandings have been repaid, the Company and each Borrower covenants and agrees that:

Section 5.01. Financial Statements and Other Information. In the case of the Company, it will furnish to the Administrative Agent, which will make available to each Lender:

(a)            so long as such periodic quarterly reporting obligations are required by the Securities and Exchange Commission, as soon as available and in any event within 60 days (or longer period as the Administrative Agent may agree in its reasonable discretion) after the end of each of the first three quarters of each fiscal year of the Company (or, so long as the Company is subject to the periodic quarterly reporting obligations under the Securities and Exchange Commission, by the date that the quarterly report on Form 10-Q would be required to be filed, which delivery of Form 10-Q satisfies such reporting requirement), a consolidated statement of financial position of the Company and its consolidated subsidiaries as at the end of such quarter and consolidated statements of income, comprehensive income, changes in equity and cash flows of the Company and its consolidated subsidiaries for such quarter and the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified by a Financial Officer of the Company as presenting fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at such date and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods ended on such date, except for normal year end adjustments, all in accordance with GAAP consistently applied; provided, that such quarterly financial statements shall be deemed delivered pursuant to this clause (a) if such statements have been filed with the Securities and Exchange Commission and are publicly available;

(b)            as soon as available and in any event within 120 days (or longer period as the Administrative Agent may agree in its reasonable discretion) after the end of each fiscal year of the Company (or, so long as the Company is subject to the periodic annual reporting obligations under the Securities and Exchange Commission, by the date that the annual report on Form 10-K would be required to be filed, which delivery of Form 10-K satisfies such reporting requirement), a consolidated statement of financial position of the Company and its consolidated subsidiaries as at the end of such year and consolidated statements of income, comprehensive income, changes in equity and cash flow of the Company and its consolidated subsidiaries for such year, accompanied by an opinion (which opinion shall be unqualified as to going concern and scope) of an accounting firm of national standing to the effect that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as at the end of such year and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for such year; provided, that such annual financial statements shall be deemed delivered pursuant to this clause (b) if such statements have been filed with the Securities and Exchange Commission and are publicly available;

(c)            as soon as possible and in any event within five days after the occurrence of each Default or Event of Default known to the Company, a statement of the chief financial officer, treasurer or general counsel of the Company stating that it is a “notice of default” and setting forth details of such Default or Event of Default and the action which the Company has taken and proposes to take with respect thereto;

(d)            as soon as possible and in any event within five days after the Company becomes aware of the occurrence thereof, notice of all material actions, suits, proceedings or other events (i) of the type described in Section 3.06(a) or (ii) for which the Administrative Agent, the Lenders or the Issuing Banks will be entitled to indemnity under Section 10.03;

(e)            as soon as reasonably possible, copies of all material reports that the Company sends to any of its security holders, and copies of all reports and registration statements which the Company or any of its subsidiaries files with the Securities and Exchange Commission or any national securities exchange; provided, that such reports shall be deemed delivered pursuant to this clause (e) if such reports have been filed with the Securities and Exchange Commission and are publicly available;

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(f)            promptly after any request therefor, all documentation and other information that a Lender reasonably requests in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation;

(g)            promptly, such other information respecting the business, assets, liabilities, results of operations or condition (financial or otherwise), of the Company or any subsidiary thereof as any Lender, through the Administrative Agent, may from time to time reasonably request; and

(h)            within five Business Days of each delivery of the financial statements of the Company and its consolidated subsidiaries pursuant to clauses (a) and (b) above, a Compliance Certificate of the chief financial officer, the treasurer or the controller of the Company (i) demonstrating and certifying compliance by the Company with the covenants set forth in Section 6.04, (ii) stating that, to the best of his/her knowledge, no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, containing a statement as to the nature thereof and the action which the Company has taken and proposes to take with respect thereto, (iii) including the calculations of the Total Net Leverage Ratio for purposes of the Applicable Rate and (iv) attaching a list of all Excluded Subsidiaries as of the date of such Compliance Certificate, identifying each such Excluded Subsidiary and the applicable clause of the definition of “Excluded Subsidiary” under which it is excluded.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on an Approved Electronic Platform to which the Lenders have been granted access.

Section 5.02. Preservation of Existence, Etc. The Company and each Borrower will preserve and maintain, and will cause each of its subsidiaries to preserve and maintain, (a) its corporate, company or partnership, as applicable, existence and (b) material rights (statutory and otherwise) and franchises, and take such other action as may be necessary or advisable to preserve and maintain its right to conduct its business in the states, provinces or other applicable jurisdictions where it shall be conducting its business, except (other than with respect to preservation of such existence of any Borrower) where failure to do so does not result in, or could not reasonably be expected to have, a Material Adverse Change and except as permitted by Section 6.03.

Section 5.03. Compliance with Laws. The Company and each Borrower will comply, and will cause each of its subsidiaries to comply, with the requirements of all Applicable Laws, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent diligently contested in good faith and by appropriate proceedings and for which adequate reserves for the payment thereof have been established, the failure to comply with which would reasonably be expected to result in a Material Adverse Change.

Section 5.04. Use of Proceeds and Letters of Credit. Such Borrower will use the proceeds of the Loans and Letters of Credit solely for working capital requirements, other general corporate purposes of the Company and its subsidiaries, and any other purpose not prohibited by this Agreement, including the funding of one or more Acquisitions, provided that no Event of Default has occurred and is continuing at the time of such Acquisition or would result therefrom, and will not use any part of the proceeds of any Loan, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 5.05. Anti-Corruption Laws and Sanctions. The Company will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Company and its subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws and applicable Sanctions.

(a)            No Borrower will request any Borrowing or Letter of Credit, and no Borrower will use directly or, to the Company’s knowledge, indirectly, and the Company will procure that each of its subsidiaries and the Company’s and its subsidiaries’ respective directors, officers, employees, and agents will not use directly or, to the Company’s knowledge, indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activities, business or transaction would not violate applicable Sanctions, or (iii) in any manner that would result in the violation of any applicable Sanctions by the Company, any subsidiary or any Lender.

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(b)            For the avoidance of doubt, any Specified Provision in this Section 5.05 shall apply to any Restricted Loan Party only to the extent that complying with such Specified Provision would not result in any violation of, conflict with or liability under any Mandatory Restrictions.

Section 5.06. Subsidiary Guarantors. If the Company directly or indirectly forms or acquires a subsidiary (other than an Excluded Subsidiary) after the Effective Date, the Borrower Agent shall, no later than the earlier to occur of (a) three months following such occurrence and (b) the date of delivery of the next Compliance Certificate required to be delivered pursuant to this Agreement (or, in either case, such later date as the Administrative Agent may reasonably agree to in writing), notify the Administrative Agent thereof and cause the subsidiary to become a Subsidiary Guarantor and execute and deliver to the Administrative Agent a counterpart of the supplement in the form specified in the Guarantee Agreement, together with such evidence of authority and secretary’s certificates (but not legal opinions) as the Administrative Agent may reasonably request. The Borrower Agent, in its sole discretion, may elect to cause one or more Excluded Subsidiaries to become Subsidiary Guarantors subject to (i) such Excluded Subsidiary being organized in a jurisdiction reasonably satisfactory to the Administrative Agent and (ii) receipt of documentation required under applicable “know your customer” and AML Laws; provided, further, that there shall be no guarantees governed under the laws of any jurisdiction other than the Specified Jurisdictions.

Notwithstanding anything herein to the contrary, no Subsidiary Guarantor that is a controlled foreign corporation (within the meaning of Section 957 of the Code) or a Foreign Subsidiary Holdco shall be required to guarantee any Obligations of a Borrower that is a U.S. Person to the extent the guaranteeing of such Obligations could result in a material adverse tax consequence to the Company or any of its subsidiaries or any direct or indirect parent thereof as reasonably determined by the Borrower Agent in consultation with the Administrative Agent.

Section 5.07. Change of Business. The Company will ensure that no substantial change is made to the general nature of the business of the Company and its subsidiaries, taken as a whole, from that carried on at the Effective Date, it being understood that the Company and its subsidiaries may engage in any business or business activity that is reasonably related, complementary, synergistic, incidental or ancillary thereto, or that is a reasonable extension, development or expansion thereof.

Section 5.08. Post-Closing Matter. The Company and each Borrower shall, and shall cause each of its subsidiaries to, promptly following the Effective Date (and in any event no later than one Business Day after the Effective Date, or such longer period as the Administrative Agent may agree in writing), ensure that the lending commitments under the Existing ABL Facility Agreement have been terminated, the loans, interest, fees and other amounts outstanding or accrued thereunder, whether or not at the time due and payable, have been paid in full, all letters of credit outstanding thereunder have expired or been terminated, and all guarantees and liens have been terminated and released.

Article VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, and all Ancillary Facilities have expired or been terminated and all Ancillary Outstandings have been repaid, the Company and each Borrower covenants and agrees that:

Section 6.01. Indebtedness. The Company will not permit any of its subsidiaries (other than any Subsidiary Guarantor) to create or suffer to exist any Indebtedness other than Permitted Subsidiary Indebtedness. The restrictions in this Section shall not apply to such Indebtedness that arises under any bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of such Borrower or any of its subsidiaries in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV).

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Section 6.02. Liens; Guarantees. The Company will not create or suffer to exist (except that clause (b) below shall not apply to any such guarantee by the Company), or permit any of its subsidiaries to create or suffer to exist, (a) any Lien other than a Permitted Lien, in each case to secure or provide for the payment of any Debt, unless, on or prior to the date thereof, the Company or the applicable subsidiary shall have, pursuant to documentation reasonably satisfactory to the Administrative Agent, equally and ratably secured the Obligations by a Lien acceptable to the Administrative Agent or (b) any guarantee of any Debt for borrowed money of any Loan Party (other than the Loans) where the aggregate principal amount of such Debt so guaranteed exceeds US$39,000,000 (or its equivalent in any other currency), without at the same time or as soon as reasonably practicable thereafter becoming a Subsidiary Guarantor pursuant to Section 5.06. The restrictions in this Section shall not apply to such Liens or Guarantees (i) arising under any retention of title, extended retention of title (verlängerter Eigentumsvorbehalt), (ii) arising under the general terms and conditions of banks and Sparkassen (Allgemeine Geschäftsbedingungen der Banken und Sparkassen), (iii) arising by operation of law (such as any landlord’s pledge (Vermieterpfandrecht)), (iv) given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV) or (v) given by a Borrower or any of its subsidiaries in respect of liabilities owed to a German intra-group lender only, if and to the extent that Lien or Guarantee is required for the relevant German intra-group lender (or its general partner, as the case may be) in order to comply with its obligations under sections 30 and/or 43 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) or sections 57 and/or 93 of the German Stock Corporation Act (Aktiengesetz).

Section 6.03. Mergers, Etc. The Company and each Borrower will not merge, amalgamate or consolidate, or permit any of its subsidiaries that is a Subsidiary Guarantor to merge, amalgamate or consolidate, with or into another Person, or dispose, or permit any of its subsidiaries to dispose, of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its subsidiaries taken as a whole (whether now owned or hereafter acquired) to or in favor of any Person, or, in the case of any Borrower, liquidate or dissolve, except that (a) any subsidiary of the Company (other than a then current Borrower) may complete any such transaction with, into or to any other subsidiary of the Company that is not a Borrower, provided that in the case of any such merger, amalgamation or consolidation involving a Subsidiary Guarantor, the surviving or resulting entity shall be, or substantially concurrently therewith shall become pursuant to Section 5.06, a Subsidiary Guarantor, (b) any Borrower or any subsidiary of the Company that is not a Borrower may complete any such transaction with, into or to any Borrower, provided that (i) such Borrower is the surviving or resulting entity in any such merger, amalgamation or consolidation or is the transferee and (ii) if such transaction involves the Company, the Company is the surviving or resulting entity in any such merger, amalgamation or consolidation or is the transferee; provided, that in each case, immediately before and after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

Section 6.04. Financial Covenants.

(a)            Commencing with the Financial Covenant Testing Period ending December 31, 2026, the Company will not permit the Total Net Leverage Ratio calculated as of the last day of a Financial Covenant Testing Period to exceed 3.00 to 1.00; provided that in the event the Company or any subsidiary of the Company shall have consummated any Qualifying Material Acquisition, the Borrower Agent may elect, by written notice delivered to the Administrative Agent within 30 days following the consummation of such Qualifying Material Acquisition (a “Leverage Increase Election”), to increase to 3.50 to 1.00 the maximum Total Net Leverage Ratio permitted at each of the two Financial Covenant Testing Periods immediately following the Financial Covenant Testing Period during which such Qualifying Material Acquisition shall have occurred (the period during which any such increase in the maximum permitted Leverage Ratio shall be in effect being called a “Leverage Increase Period”).  The Borrower Agent may not make a Leverage Increase Election more than three times prior to the Maturity Date, and each Leverage Increase Election, including any Leverage Increase Election that has retroactive effect pursuant to the immediately following sentence, shall count as one of such three permitted Leverage Increase Elections, and no Leverage Increase Election may be exercised in consecutive Financial Covenant Testing Periods.  For the avoidance of doubt, a Leverage Increase Election made after the end of a Financial Covenant Testing Period, but within 30 days following the consummation during such Financial Covenant Testing Period of a Qualifying Material Acquisition, will have retroactive effect as of the end of such Financial Covenant Testing Period and, so long as the maximum permitted Total Net Leverage Ratio in effect following such Leverage Increase Election is not exceeded, will not result in the occurrence of a Default or Event of Default under this Section as of the end of such Financial Covenant Testing Period.

(b)            Commencing with the Financial Covenant Testing Period ending December 31, 2026, the Company will not permit the Interest Coverage Ratio calculated as of the last day of a Financial Covenant Testing Period to be equal or less than 3.00 to 1.00.

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Section 6.05. Dispositions. The Company will not, and will not permit any Loan Party to, sell, lease, transfer or otherwise dispose of any of its assets to any subsidiary of the Company that is not a Subsidiary Guarantor, except:

(a)            dispositions of obsolete, damaged, worn out, used, non-core or surplus property, whether now owned or hereafter acquired, and dispositions of property no longer used or useful, or no longer economically practicable or commercially desirable to maintain, in the conduct of the business of the Company and its subsidiaries that are transferring such assets;

(b)            dispositions of inventory and goods held for sale, in each case in the ordinary course of business (and consistent with past practice of the Company and its subsidiaries);

(c)            dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(d)            any swap or exchange of assets in exchange for services or other assets of comparable or greater value, taken as a whole, as determined in good faith by the Borrower Agent;

(e)            dispositions of property subject to any casualty event, condemnation, expropriation, foreclosure or any similar action, and dispositions required to be made to comply with the order of any Governmental Authority or Applicable Law;

(f)            any capital contribution to, or equity investment in, any subsidiary of the Company that is not a Subsidiary Guarantor, in each case, solely in the form of cash or cash equivalents and to the extent such capital contribution or investment is not otherwise prohibited by this Agreement;

(g)            any surrender or waiver of contractual rights, or the settlement, release or compromise of contractual or litigation claims, in each case in the ordinary course of business, and dispositions or discounts of accounts receivable or notes receivable in the ordinary course of business in connection with the collection or compromise thereof; and

(h)            other dispositions of assets to any subsidiary of the Company that is not a Subsidiary Guarantor in an aggregate amount not exceeding the greater of (x) US$100,000,000 and (y) 10% of Consolidated Total Assets at any time; provided that no Event of Default has occurred and is continuing or would result therefrom.

Article VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)            any Borrower shall fail to pay (i) within three Business Days after the same becomes due and payable, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within five Business Days after the same becomes due and payable, any interest, fees or any other amount payable under this Agreement or any other Loan Document; provided, that any failure described in this clause (a) resulting from a technical or administrative error and which is not caused by, and is beyond the control of, such Borrower shall not be deemed an Event of Default if such payment is made by the earlier of (x) the date five Business Days after discovery of such error or (y) the date five Business Days after the Administrative Agent notifies the Borrower Agent of such error;

(b)            any representation, warranty or certification made by or on behalf of any Loan Party (or any of its officers) in or in connection with this Agreement or any other Loan Document (other than an Ancillary Document) shall prove to have been incorrect in any material respect when made or deemed made;

(c)            (i) the Company or any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(c), 5.02 (with respect to the Borrowers) or Article VI or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (other than (x) an Ancillary Document and (y) obligations specifically set forth elsewhere in this Article VII) on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days (to the extent such failure is remediable) after written notice thereof shall have been given to the Borrower Agent by the Administrative Agent or any Lender;

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(d)            (i) the Company, any Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness incurred under this Agreement) (including Hedge Agreements) thereof individually or in the aggregate (for all such Persons) in excess of US$39,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness and such acceleration has occurred as a result thereof; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof provided that it is understood and agreed that clauses (ii) and (iii) above shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or a casualty or condemnation event with respect to, the property or assets securing such Indebtedness, (B) any Indebtedness that becomes due as a result of a voluntary prepayment, repurchase or redemption thereof or, in the case of a Hedging Agreement, any voluntary termination thereof, (C) customary debt, equity and asset sale proceeds prepayment requirements contained in any bridge or other interim credit facility, (D) any prepayment, repurchase, redemption or defeasance of any Indebtedness incurred to finance an Acquisition if the related Acquisition is not consummated and (E) any Indebtedness of any Person assumed in connection with an Acquisition to the extent that such Indebtedness is repaid, repurchased or redeemed (or offered to be repaid, repurchased or redeemed) as required by the terms thereof in connection with such Acquisition);

(e)            the Company, any Borrower or any Material Subsidiary shall become insolvent or generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company, any Borrower or any Material Subsidiary seeking to adjudicate it bankrupt (including as defined in the Interpretation (Jersey) Law 1954) or insolvent, or seeking liquidation, winding up, reorganization, moratorium, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors (including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it), including any plan of compromise, arrangement or other similar proceeding involving or affecting its creditors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or as a result of which any substantial part of its property vests in any such official and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days, any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur or the Company, any Borrower or any Material Subsidiary shall consent to or acquiesce in any such proceeding; or the Company, any Borrower or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this clause (e);

(f)            any judgment or order for the payment of money in excess of US$39,000,000 (individually or in the aggregate) shall be rendered against the Company, any Borrower or any Material Subsidiary and shall remain unpaid by such Person and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this clause (f) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and a financially sound and reputable insurer covering payment thereof and (y) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order;

(g)            subject in each case to the Guarantee Limitations and the Legal Reservations applicable to the relevant Loan Party, the obligations of any Loan Party under this Agreement or any other Loan Document (other than under an Ancillary Facility) to which it is a party shall become invalid or unenforceable, or any Loan Party, or any court or governmental or regulatory body having jurisdiction over such Loan Party, shall so assert in writing or any Loan Party or any of its Affiliates shall contest in any manner the validity or enforceability thereof;

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(h)            one or more ERISA Events shall have occurred which individually or in the aggregate have resulted in, or would reasonably be expected to result in a Material Adverse Change;

(i)            [reserved];

(j)            subject to the Guarantee Limitations and the Legal Reservations applicable to the Company, the guarantee of the Company under Article IX hereof or, except as a result of the release thereof in accordance with Section 10.20 and subject to the Guarantee Limitations and the Legal Reservations applicable to the relevant Subsidiary Guarantor, the guarantee of any Subsidiary Guarantor under the Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party not to be, a valid, binding and enforceable obligation of the Company or such Subsidiary Guarantor; or

(k)           a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (e) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent, and shall at the request, of the Required Lenders, by notice to the Borrower Agent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and/or (iii) declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be due and payable, at which time they shall become immediately and automatically due and payable, and/or (iv) declare that the obligation of each Ancillary Lender to extend credit under each Ancillary Facility is terminated, whereupon each Ancillary Commitment shall immediately and automatically be reduced to zero; and in case of any event with respect to any Borrower described in clause (e) of this Article, the Commitments shall immediately and automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately and automatically become due and payable, the obligation to Cash Collateralize pursuant to Section 2.04(i) shall immediately and automatically become effective, and any obligation of any Ancillary Lender to extend credit under any Ancillary Facility shall immediately and automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Article VIII

The Administrative Agent

Section 8.01. General. Each of the Lenders and Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party (and, in the case of the documentation referred to in Section 6.02, to determine the terms thereof consistent with such Section), and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Each of the Lenders and Issuing Banks hereby exempts the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender or Issuing Bank. A Lender or Issuing Bank which cannot grant such exemption shall notify the Administrative Agent accordingly and, upon request of the Administrative Agent, either act in accordance with the terms of this Agreement and/or any other Loan Document as required pursuant to this Agreement and/or such other Loan Document or grant a special power of attorney to a party acting on its behalf, in a manner that is not prohibited pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and/or any other applicable laws.

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The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any of its subsidiaries as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Company and its subsidiaries. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), and each Lender and Issuing Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with the Loan Documents and/or the transactions contemplated thereby, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in the opinion of its internal or external counsel, could expose the Administrative Agent to liability, or be contrary to any Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to it by the Borrower Agent, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance to the making of such Loan or the issuance, amendment or extension of such Letter of Credit. The Administrative Agent shall be deemed to have no knowledge of any Lender being a Restricted Lender unless and until the Administrative Agent shall have received the written notice from such Lender referred to in Section 1.08, and then only to as and to the extent specified in such notice, and any determination of whether the Required Lenders or any other requisite Lenders shall have provided any consent or direction in connection with this Agreement or any other Loan Document shall not be affected by any subsequent delivery to the Administrative Agent of any such written notice. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrowers, any other Loan Party, any Lender or any Issuing Bank as a result of, (A) any determination of the Revolving Credit Exposure, Ancillary Outstandings, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or US Dollar Equivalent or (B) any determination that any Lender is a Defaulting Lender, or the effective date of such status, it being further understood and agreed that the Administrative Agent shall not have any obligation to determine whether any Lender is a Defaulting Lender.

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The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon, and shall not incur any liability for relying upon, any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it (other than a Disqualified Institution). The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article and the provisions of Section 10.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the terms of this Article, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor (other than a Disqualified Institution). If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent or the Borrower Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank that has, or with one or more Affiliates that have, offices in the City of New York and in London, or an Affiliate of any such bank, provided that in the case of any such appointment by the Administrative Agent, such successor is reasonably acceptable to the Borrower Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower Agent to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Agent and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower Agent, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.14, 2.15, 2.18 and 10.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender or Issuing Bank, or to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Each Lender and Issuing Bank acknowledges and agrees that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender or Issuing Bank, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations any of the Company and its subsidiaries, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws), (c) it has, independently and without reliance upon the Administrative Agent, the Documentation Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or Issuing Bank, and to make, acquire or hold Loans or other credit extensions hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date that has been made available by the Administrative Agent to the Lenders.

Each Lender and Issuing Bank hereby agrees that (a) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank, as the case may be, shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent, at the Overnight Rate, and (b) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph shall be conclusive, absent manifest error.

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Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (a) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (b) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank, as the case may be, shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent, at the Overnight Rate.

Each of the Borrowers hereby agrees (and each other Loan Party, by its execution of any Loan Document, shall be deemed to have agreed) that (a) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank, as the case may be, with respect to such amount and (b) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company or any other Loan Party for the purpose of making a payment on the Obligations.

Each party’s obligations under the immediately preceding three paragraphs shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

Each Lender and each Issuing Bank acknowledges that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Company and its subsidiaries) between the Company and its Affiliates, on the one hand, and Barclays and its Affiliates, on the other hand. Without limiting the foregoing, the Company and its Affiliates may provide information, including updates to previously provided information, to Barclays and its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of the role of Barclays as administrative agent hereunder. Each Lender and each Issuing Bank acknowledges that neither Barclays nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Lenders, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Company, any of its Affiliates or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to), subject to Section 10.12, be shared by the Administrative Agent with one or more Lenders or Issuing Banks or any formal or informal committee or the ad hoc group of such Lenders or Issuing Banks, including at the direction of the Borrower Agent.

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Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on an Approved Electronic Platform. The Administrative Agent, the Lenders and the Issuing Banks agree that the Loan Parties may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an Approved Borrower Portal.

Although each of the Approved Electronic Platform and the Approved Borrower Portal and their respective primary web portals are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Banks and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Banks and the Borrowers hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

EACH OF THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS AND THE BORROWER COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM, THE APPROVED BORROWER PORTAL, THE COMMUNICATIONS OR THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED BORROWER PORTAL, THE BORROWER COMMUNICATIONS, THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, THE “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM OR ANY LOAN PARTY’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Each of the Lenders, the Issuing Banks and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The parties agree that none of the Arrangers or any Person named as a Documentation Agent on the cover page of this Agreement shall, in such capacities, have any duties or responsibilities under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of the indemnities provided for hereunder and thereunder.

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Section 8.02.      Certain ERISA Matters.   Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”, in each case, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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Article IX

Guarantee

In order to induce the Lenders and the Issuing Banks to extend credit to the Borrowers hereunder, the Company, subject to the Guarantee Limitations, hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company under this Article IX shall not be affected by (a) the failure of the Administrative Agent, any Lender or any Issuing Bank to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement, (d) any default, failure or delay, wilful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of the Administrative Agent, any Lender or any Issuing Bank in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations).

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any Issuing Bank upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Lender or any Issuing Bank may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Lender or any Issuing Bank, forthwith pay, or cause to be paid, to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any change in law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Lender or any Issuing Bank, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent, each Lender and each Issuing Bank against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower hereunder.

Without prejudice to the generality of any other waiver granted in any Loan Document, the Company irrevocably abandons and waives any right it may have at any time under Jersey law whether existing or future:

(a)	whether by virtue of the droit de division or otherwise, to require that any liability under any Loan Document be divided or apportioned with any other person or reduced in any manner whatsoever; and

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(b)	whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against the Company under any Loan Document.

Article X

Miscellaneous

Section 10.01.   Notices.   Except in the case of notices and other communications expressly permitted to be given by telephone or electronically under paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or email as follows:

(i)            if to the Company, to it at 1 Park Row, Leeds, LS1 5AB, England, Attention of Helen Barrett-Hague ([intentionally omitted]), with a copy to White & Case LLP, 1221 Avenue of the Americas, New York, NY 10020-1095, Attention of Yehuda Rubel (yehuda.rubel@whitecase.com);

(ii)           if to any Borrower, to it in care of the Company as provided in clause (i) above;

(iii)          if to Barclays in its capacity as Administrative Agent from any Borrower, to it at the address (or email) separately provided to the Borrower Agent;

(iv)          if to Barclays in its capacity as Administrative Agent from any Lender or any Issuing Bank, to it at the address (or email) separately provided in the Administrative Questionnaire;

(v)           if to Morgan Stanley Senior Funding, Inc. in its capacity as an Issuing Bank, to it at the address (or email) separately provided to the Borrower Agent;

(vi)          if to Barclays in its capacity as the Swingline Lender, to it at the address (or email) separately provided to the Borrower Agent; and

(vii)         if to any other Issuing Bank or Lender, to it at its address (or email) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders and Issuing Banks hereunder may, in addition to email, be delivered or furnished using an Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article using an Approved Electronic Platform. Any notices or other communications to the Administrative Agent or any Loan Party may, in addition to email, be delivered or furnished by other electronic communications (including an Approved Borrower Portal) pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (ii) notices or communications posted to an Approved Electronic Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Any party hereto may change its address, email or contact information for any other form of electronic communication permitted by paragraph (b) of this Section for notices and other communications hereunder by notice to the other parties hereto.

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Section 10.02.    Waivers; Amendments.   No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank or any of their respective Affiliates may have had notice or knowledge of such Default at the time.

(a)            Except as expressly provided in paragraph (c) of this Section, none of this Agreement, any Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower Agent and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended, supplemented or otherwise modified by an agreement in writing entered into by the Borrower Agent and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, supplement or other modification and (ii) no such agreement shall (A) increase the Commitment of any Lender, or change the currency in which Loans are available thereunder, without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or payment obligation in respect of any LC Disbursement or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan or LC Disbursement pursuant to Section 2.11(d)), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.07(c) or Section 2.16(b) or 2.16(c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender, or (F) release the Company from its guarantee under Article IX hereof or release of all or substantially all of the value of the guarantees provided under the Guarantee Agreement, in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender, any Issuing Bank or any Ancillary Lender (in its capacity as such) without the prior written consent of the Administrative Agent, the Swingline Lender, such Issuing Bank, or such Ancillary Lender, as the case may be. No amendment or waiver of a term of any Ancillary Facility shall require the consent of any other Lender other than the relevant Ancillary Lender and the applicable parties to such Ancillary Facility in accordance with Section 2.22(a)(iv) unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement, in which case this Section 10.02 will apply.

(b)            Notwithstanding anything to the contrary in paragraph (b) of this Section:

(i)            no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of the first proviso or in the second proviso of paragraph (b) of this Section;

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(ii)           any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower Agent, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks or the Swingline Lender, as the case may be) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made and all other amounts owing to it or accrued for its account under this Agreement;

(iii)          the LC Commitment of any Issuing Bank may be reduced or increased by an agreement between such Issuing Bank and the Borrower Agent (such increase or decrease to become effective upon the delivery of a notice thereof, executed by such Issuing Bank and the Borrower Agent, to the Administrative Agent);

(iv)          this Agreement may be amended in a manner provided in Sections 2.04(j), 2.04(k), 2.07(d), 2.07(e) and 2.12(b); and

(v)           this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.19 and, in connection with any subsidiary becoming or ceasing to be a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Borrower Agent and the Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith.

(c)            The Administrative Agent may, but shall have no obligation to, with the written consent of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 10.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

Section 10.03.   Expenses; Indemnity; Limitation of Liability.   The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Allen Overy Shearman Sterling LLP, as counsel for the Administrative Agent, the Arrangers and their Affiliates, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, such Arranger, such Issuing Bank or such Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, or Letters of Credit; provided, that the Borrowers shall have no obligation to pay fees, charges or disbursements of more than (x) one firm of counsel acting for the Administrative Agent or any Arranger or Issuing Bank in each applicable jurisdiction and (y) one firm of counsel acting for the Lenders in each applicable jurisdiction; provided further that any amounts payable under this paragraph to any Lender that has defaulted in its obligation to fund Loans hereunder shall not be required to be paid until such default no longer exists.

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(a)           The Borrowers shall indemnify each Lender-Related Person (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, (ii) the preparation, execution, delivery and administration, waiver or modification of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether initiated by any Borrower, Indemnitee or third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or wilful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower against such Indemnitee for the material breach or violation by such Indemnitee of its agreements hereunder, if such Borrower has obtained a final, non-appealable judgment in its favor on such claim from a court of competent jurisdiction, or (z) result from a claim not involving an act or omission of any Borrower or any of its Affiliates and brought by an Indemnitee against another Indemnitee, other than any claim against an Arranger or the Administrative Agent in its capacity as such; provided further that this paragraph shall not apply with respect to Taxes other than Taxes that represent Liabilities or related expenses arising from any non-Tax claim; provided further that any amounts payable under this paragraph to any Lender that has defaulted in its obligation to fund Loans hereunder shall not be required to be paid until such default no longer exists. Notwithstanding the foregoing, the Borrowers shall have no obligation to pay fees, charges or disbursements for more than (i) one firm of counsel acting for the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders and their respective Affiliates in each applicable jurisdiction and (ii) one firm of counsel acting for the Lenders and their respective Affiliates in each applicable jurisdiction; provided that an Indemnitee shall have the right to employ additional counsel (including local counsel), and the Borrowers shall bear the reasonable fees, charges and disbursements of such additional counsel, if (x) the employment of counsel by such Indemnitee has been authorized in writing by the Borrower Agent, (y) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that there may be legal defenses available to it that are different from or in addition to those available to any other Indemnitee or (z) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that a conflict or potential conflict exists between such Indemnitee and any other Indemnitee.

(b)            To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or any Issuing Bank, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section (and without limiting such Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified Liabilities or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or any Issuing Bank in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposures and unused Commitments at the time.

(c)            To the extent permitted by Applicable Law, the parties hereto shall not assert, and hereby waive, (i) any claim against any Lender-Related Person, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Approved Electronic Platform and the Internet) (other than as determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Lender-Related Person or the material breach or violation by such Lender-Related Person of its agreements hereunder) or (ii) any Liabilities against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)           No Indemnitee shall have the right, without the indemnifying Borrower’s prior written consent (such consent not to be unreasonably withheld), to settle any claim that such Borrower has acknowledged to be subject to indemnification under this Section if such settlement (i) contains a stipulation to, or admission or acknowledgement of, any liability or wrongdoing on the part of such Borrower, (ii) involves the incurrence of any costs or expenses on the part of such Borrower or (iii) imposes any obligation upon such Borrower.

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(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder or under the other Loan Documents (other than, in the case of a Loan Party other than the Company, as a result of a merger, amalgamation or consolidation expressly permitted by Section 6.03) without the prior written consent of the Administrative Agent, each Lender and each Issuing Bank (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate or branch of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Documentation Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)            Subject to the conditions set forth in paragraphs (b)(ii) and paragraph (i) of this Section, any Lender may assign to one or more Eligible Assignees (other than to any Disqualified Institution unless the Borrower Agent has otherwise expressly consented to such assignment in writing in accordance with Section 10.04(i)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and other amounts at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)          the Borrower Agent; provided that the Borrower Agent shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided that no consent of the Borrower Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a) or (e) of Article VII has occurred and is continuing, any other assignee;

(B)          the Administrative Agent;

(C)          the Swingline Lender; provided that no consent of the Swingline Lender shall be required if (x) an Event of Default occurs with respect to the Borrowers under clause (e) of Article VII and (y) the Swingline Lender has no outstanding Swingline Loans at the time of the applicable assignment; and

(D)          each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrowers under clause (e) of Article VII and (y) such Issuing Bank has no outstanding Letters of Credit at the time of the applicable assignment.

(ii)           Assignments shall be subject to the following additional conditions (as well as to paragraph (i) of this Section):

(A)         except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of each Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or, if smaller, the entire remaining amount of any of the assigning Lender’s Commitment) unless each of the Borrower Agent and the Administrative Agent otherwise consents; provided that no such consent of the Borrower Agent shall be required if an Event of Default has occurred and is continuing; provided further that the Borrower Agent shall be deemed to have consented unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

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(B)           unless an Event of Default shall have occurred and be continuing and the Administrative Agent and the Required Lenders shall have otherwise agreed, each partial assignment of a Commitment and extensions of credit shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform), together with a processing and recordation fee of US$3,500;

(D)          unless an Event of Default shall have occurred and be continuing, the assignor or the Administrative Agent shall, if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund, give prior written notice to the Borrower Agent of such assignment; and

(E)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.15(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, State, provincial, territorial and foreign securities laws.

(b)           Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15, 2.18 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank, the Swingline Lender or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Approved Electronic Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required under Section 2.15(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d), 2.04(e), 2.05(b), 2.16(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Following the effectiveness of any assignment, the Borrowers shall, if so requested, cause promissory notes reflecting such assignment to be issued to the assignee and, if applicable, to the assignor, upon cancellation of any existing promissory notes originally issued to the assignor.

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(e)           Subject to paragraph (i) of this Section, any Lender may, without the consent of the Loan Parties, the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and its Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (g) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f), it being understood that the documentation required under Section 2.15(f) shall be delivered to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights and obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.15 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(f) as though it were a Lender.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)

(i)            Notwithstanding anything to the contrary herein, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower Agent has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower Agent of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (i) shall not be void, but the other provisions of this paragraph (i) shall apply.

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(ii)           If any assignment or participation is made to any Disqualified Institution without the Borrower Agent’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower Agent may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and cause the relevant Borrower to repay all Obligations owing to such Disqualified Institution in connection with such Commitment or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than a Disqualified Institution) at the lesser of (x) the par value of the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Loans and (z) the most recent trading price of such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder in respect thereof; provided that if any Lender (including any Disqualified Institution) does not execute and deliver an Assignment and Assumption to the Administrative Agent by the later of (a) the date the replacement Lender executes and delivers such Assignment and Assumption to the Administrative Agent and (b) the date as of which the Disqualified Institution shall be paid by the assignee Lender (or, at its option, a Borrower) the amount required pursuant to this Section 10.04(i)(ii), then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Assumption and consented to the Administrative Agent effectuating any assignment in full of such Lender’s interests hereunder and taking any such actions as appropriate to facilitate the foregoing.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by or on behalf of the Company and their subsidiaries, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (C) for purposes of voting on any plan of compromise, arrangement, reorganization or liquidation in connection with any proceeding of the type referred to in clause (e) of Article VII (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan and (3) not to contest any request by any party for a determination by the applicable court effectuating the foregoing clause (2).

(iv)          The Administrative Agent shall have the right, and the Borrower Agent hereby expressly authorizes the Administrative Agent to (A) post the list of Disqualified Institutions provided by the Borrower Agent and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)           The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

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Section 10.05.   Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank, then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrowers are required to comply with Articles V and VI hereof, but excluding Sections 2.13, 2.14, 2.15, 2.18 and 10.03 hereof and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.04(d) or 2.04(e). The provisions of Sections 2.13, 2.14, 2.15, 2.18, 10.03 and 10.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.   Counterparts; Integration; Effectiveness; Electronic Execution.   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter or fee letter related to the credit facilities established hereby that do not by the terms of such document terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent (or its counsel) shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(a)            Delivery of an executed counterpart of a signature page (including any Electronic Signature) of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 10.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Transaction Document”) by emailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof or thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Transaction Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed.pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent; provided further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent, the Lenders and the Issuing Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, any Lender or any Issuing Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each of the parties hereto hereby (A) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Issuing Banks and the Loan Parties, Electronic Signatures transmitted by emailed pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Transaction Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that each other party hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Transaction Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Transaction Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Transaction Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any other party hereto or any Related Party of any such Person for any Liabilities and expenses of any kind, on any theory of liability, arising solely from reliance by any party hereto on or use of Electronic Signatures and/or transmissions by emailed pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities and expenses of any kind, on any theory of liability, arising as a result of the failure of any such Person to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

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Section 10.07.   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08.   Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (other than trade payables) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement and although such obligations are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09.    Governing Law; Jurisdiction; Consent to Service of Process.   This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(a)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding (whether in contract or tort or otherwise) arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the Borrowers hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding (whether in contract or tort or otherwise) shall be heard and determined exclusively in such Federal court or, if such court lacks subject matter jurisdiction, such New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, subject to exequatur proceedings to the extent required by Applicable Law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

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(b)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement other than the Loan Parties irrevocably consents to service of process in the manner provided for notices in Section 10.01.  The Loan Parties (a) hereby irrevocably appoint Corporation Service Company with an address of 2801 Centerville Road, Wilmington, DE 19808-1609 as its agent to receive on its behalf service of process in relation to any action or proceeding arising out of or relating to any Loan Document and (b) agree that failure by a process agent to notify such Loan Party of any process will not invalidate the proceedings concerned. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)            In the event any Borrower or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrower hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 10.12.   Confidentiality; Non-Public Information.   The Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use the Information for any purpose or in any manner except in connection with this Agreement or other services provided by it or its Affiliates to the Company or its Affiliates, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ Related Parties and accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be subject to a professional or employment obligation of confidentiality), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority) (it being understood that, other than in the case of any disclosure to a regulator or examiner during a routine examination that does not reference or is not targeted at the Company or its Affiliates, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, will to the extent reasonably practicable and lawful provide the Borrower Agent with an opportunity to request confidential treatment from such authority), (c) to the extent required by Applicable Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary to prosecute or defend any claim, in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant (or its advisors) in, or any prospective assignee of or Participant (or its advisors) in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap, insurance or derivative transaction relating to the Company or any subsidiary and its obligations or (iii) any actual or prospective credit insurance provider (or its advisors), (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facility provided for herein, (h) with the written consent of the Borrower Agent, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Company or any of its subsidiaries or (ii) becomes available to the Administrative Agent, such Issuing Bank or such Lender on a nonconfidential basis from a source other than the Company, and (j) to market data collectors, similar service providers, including league table providers, to the lending industry, in each case, limited to information of the type routinely provided to such providers. For the purposes of this Section, “Information” means all confidential information received from the Company or its subsidiaries relating to the Company or its subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, nothing in this Section 10.12(a) shall prohibit any Person from voluntarily disclosing or providing any Information to any Governmental Authority or self-regulatory authority to the extent that the prohibition on such disclosure otherwise set forth in this Section 10.12(a) shall be prohibited by the laws or regulations of, or applicable to, such Governmental Authority or self-regulatory authority.

(a)            Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include MNPI and confirms that it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and Applicable Law, including Federal, State, provincial, territorial and foreign securities laws.

(b)            All Information, including requests for waivers and amendments, furnished by any Loan Party or the Administrative Agent pursuant to, or in the course of administering, this Agreement and the other Loan Documents will be syndicate-level information, which may contain MNPI. Accordingly, each Lender represents to the Borrower Agent and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and Applicable Law, including Federal, State, provincial, territorial and foreign securities laws.

Section 10.13.   Certain Notices. Each Lender hereby notifies each of the Loan Parties that pursuant to the requirements of the USA Patriot Act and/or the Beneficial Ownership Regulation and other applicable anti-money laundering, anti-terrorist financing and “know your client” laws and regulations in each relevant jurisdiction (collectively, “AML Laws”), it is required to obtain, verify and record information that identifies each of the Loan Parties, which information includes the names and addresses of each of the Loan Parties and other information that will allow such Lender to identify each of the Loan Parties in accordance with the USA Patriot Act and the Beneficial Ownership Regulation and other applicable AML Laws.

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Section 10.14.   No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and their respective Affiliates may be providing financing or other services to other Persons that have or may in the future have interests conflicting with the interests of the Loan Parties and their respective Related Parties. Each Borrower agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such Transactions or communications. To the fullest extent permitted by law, the Borrowers hereby agree not to assert any claims against any of the Administrative Agent, the Arrangers, the Lenders or the Issuing Banks or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15.   Conversion of Currencies.   If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(a)            The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower Agent agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.16.   [Reserved].

Section 10.17.   [Reserved].

Section 10.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender. Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Loan Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

Section 10.19.   Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among or between any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancelation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

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Section 10.20.   Release of Subsidiary Guarantees. So long as no Event of Default has occurred and is continuing (or would result from such release), (a) if all of the Capital Stock of a Subsidiary Guarantor that is owned by the Company and its subsidiaries is sold or otherwise disposed of in a bona fide disposal to a Person that is not the Company or an Affiliate in a transaction or transactions permitted by this Agreement and as a result of such disposition such Person is no longer a subsidiary of the Company or (b) a subsidiary otherwise becomes an Excluded Subsidiary, then, in each case, promptly following the Borrower Agent’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its guarantee under the Guarantee Agreement, provided that, in the case of a subsidiary becoming an Excluded Subsidiary solely by reason of ceasing to be a wholly owned subsidiary of the Company, such release shall only be permitted if such subsidiary ceased to be a wholly owned subsidiary pursuant to a bona fide disposal of Capital Stock of such subsidiary to a Person that is not an Affiliate of the Company. In connection with an execution by the Administrative Agent of any such release, upon request of the Administrative Agent the Borrower Agent shall deliver a certificate of a Financial Officer, director or other authorized signatory of the Borrower Agent as to the satisfaction of the requirements to such release set forth in the immediately preceding sentence. Any execution and delivery of any release documents by the Administrative Agent pursuant to this Section shall be without recourse or warranty by the Administrative Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DONCASTERS LIMITED, as a Borrower

By	/s/ David Egan
Name: David Egan
Title: Director

DONCASTERS INC., as a Borrower

By	/s/ David Egan
Name: David Egan
Title: Chief Financial Officer and Assistant Secretary

Signature Page to
Credit Agreement

DPC HOLDINGS PLC, as the Company

By	/s/ David Egan
Name: David Egan
Title: Director

Signature Page to
Credit Agreement

BARCLAYS BANK PLC, as the Administrative Agent, an Issuing Bank, the Swingline Lender and a Lender

By	/s/ Teena Thakrar
Name: Teena Thakrar
Title: Vice President

Signature Page to
Credit Agreement

Bank of China Limited, London Branch, as a Lender

By	/s/ Martin Collard
Name: Martin Collard
Title: Deputy Head of Corporate Banking Dept.

By	/s/ Zhijian Pan
Name: Zhijian Pan
Title: Deputy General Manager

Signature Page to
Credit Agreement

Royal Bank of Canada, as a Lender

By	/s/ Arshia Hashemi
Name: Arshia Hashemi
Title: Director

Signature Page to
Credit Agreement

National Westminster Bank plc, as a Lender

By	/s/ James Curry
Name: James Curry
Title: Director

Signature Page to
Credit Agreement

Commerzbank Aktiengesellschaft, London Branch, as a Lender

By	/s/ Matthew Ward
Name: Matthew Ward
Title: Managing Director

By	/s/ Bradley Lieberstein
Name: Bradley Lieberstein
Title: Authorised Signatory

Signature Page to
Credit Agreement

Morgan Stanley Senior Funding, Inc., as a Lender and an Issuing Bank

By	/s/ Michael King
Name: Michael King
Title: Vice President

Signature Page to
Credit Agreement